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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United States Steel Corporation

Notice of Annual Meeting
of Stockholders and Proxy Statement

2007

Tuesday, April 24, 2007
10:00 a.m. Eastern Time

33rd Floor
U. S. Steel Tower
600 Grant Street
Pittsburgh, PA 15219

Please vote promptly either by:

--> telephone,

--> the Internet, or

--> marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219-2800	John P. Surma Chairman of the Board of Directors and Chief Executive Officer

March 9, 2007

Dear Fellow U. S. Steel Stockholder,

We will hold the annual meeting of stockholders of United States Steel Corporation on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, on Tuesday, April 24, 2007, at 10:00 a.m. Eastern Time.

We will elect directors and an independent registered public accounting firm at the meeting. The Board of Directors has nominated four Class III directors and two Class I directors for election this year. You can read about them, and about the other directors who will continue in office, on pages 16-21 of our proxy statement.

We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Table of Contents

Notice of Annual Meeting of Stockholders	4
Proxy Statement	5
Questions and Answers	5
The Board of Directors and its Committees	7
Compensation of Directors	14
Communications from Security Holders and Interested Parties	15
Policy With Respect to Related Person Transactions	16
Proposals of the Board
Proposal No. 1
Election of Directors	16
Nominees for Director	17
Continuing Directors	20
Proposal No. 2
Election of Independent Registered Public Accounting Firm	23
Information Regarding the Independence of the Independent Registered Public Accounting Firm	23
Audit & Finance Committee Report	23
Security Ownership of Certain Beneficial Owners	25
Security Ownership of Directors and Executive Officers	26
Compensation & Organization Committee Report	28
Executive Compensation	28
Compensation Discussion and Analysis	28
Executive Compensation Objectives	28
Setting Executive Compensation	29
Elements of Executive Compensation	31
Accounting and Tax Matters	41
Summary Compensation Table	42
Grants of Plan-Based Awards	46
Outstanding Equity Awards at Fiscal Year End	50
Option Exercises and Stock Vested	50
Pension Benefits	51
Nonqualified Deferred Compensation	54
Potential Payments Upon Termination or Change in Control	55
Termination Scenarios	55
Potential Payments Upon Termination Tables	58
Discussion of Compensation Elements	61
Section 16(a) Beneficial Ownership Reporting Compliance	67
Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders	67
Solicitation Statement	67
Website	67

Notice of Annual Meeting of Stockholders
on April 24, 2007

We will hold our 2007 annual meeting of stockholders on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219 on Tuesday, April 24, 2007, at 10:00 a.m. Eastern Time, in order to:

•
elect four Class III directors and two Class I directors,

•
elect an independent registered public accounting firm for 2007, and

•
transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on February 23, 2007. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

By order of the Board of Directors,

Craig D. Mallick
Secretary

Dated: March 9, 2007

United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219-2800

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John P. Surma and Seth E. Schofield. They will vote your shares as you instruct.

We will hold the meeting on April 24, 2007 on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the proxy statement, the proxy card and the 2006 annual report on or about March 9, 2007.

Questions and Answers

/*/  Who may vote?

You may vote if you were a holder of United States Steel Corporation ("U. S. Steel" or the "Corporation") common stock at the close of business on February 23, 2007.

/*/  What may I vote on?

You may vote on:

  •
  the election of four nominees to serve as Class III directors,

  •
  the election of two nominees to serve as Class I directors, and

  •
  the election of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

/*/  How does the Board recommend I vote?

The Board recommends that you vote:

  •
  FOR each of the nominees for director, and

  •
  FOR the election of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

/*/  How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each proposal, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting.

/*/  May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

  •
  voting again by telephone or over the Internet,

  •
  sending us a proxy card dated later than your last vote,

  •
  notifying the Secretary of U. S. Steel in writing, or

  •
  voting at the meeting.

/*/  How many outstanding shares are there?

At the close of business on February 23, 2007, which is the record date for the meeting, there were 118,492,227 shares of U. S. Steel common stock (each share representing one vote and collectively representing 118,492,227 votes) outstanding.

/*/  How big a vote do the proposals need in order to be adopted?

Directors are elected by a plurality of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote; that is, those receiving the most votes are elected, even if they receive less than a majority of the votes present. The independent registered public accounting firm is elected by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

/*/  What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the election of independent registered public accounting firms are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as employee stock compensation plans, mergers and contested proposals unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

/*/  What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

/*/  Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators, who are U. S. Steel employees, and the inspector of election, who is independent, are required to execute confidentiality agreements.

/*/  How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 25, 2006, and no later than January 24, 2007, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

/*/  When must shareholder proposals be submitted for the 2008 annual meeting?

Shareholder proposals submitted for inclusion in our 2008 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 9, 2007. Shareholder proposals that are not intended to be included in the proxy statement must be received from stockholders of record on or after December 24, 2007 and no later than January 23, 2008 and must be accompanied by certain information about the stockholders making the proposals, in accordance with our by-laws.

/*/  What is the deadline to nominate an individual for election as a director at the 2008 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2008 annual meeting, notice must be received by the Secretary on or after December 24, 2007 and no later than January 23, 2008. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel's state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met eight times in 2006. The non-employee directors hold regularly scheduled executive sessions without management. The chair for these sessions is our presiding director, who is elected annually by the independent directors at the Board's organizational meeting following the annual meeting of stockholders. The presiding director, who must be an independent director, also acts as a liaison between the Board and executive management. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. The directors' attendance at meetings of the Board and its committees averaged 97 percent in 2006. The directors are expected to attend the annual meeting of stockholders. All directors who were on the Board at the time attended the 2006 meeting, with the exception of one director who was unable to attend due to health reasons.

Independence

The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission (the "SEC") standards for audit committee members: J. Gary Cooper, Robert J. Darnall, John G. Drosdick, Richard A. Gephardt, Charles R. Lee, Jeffrey M. Lipton, Frank J. Lucchino, Seth E. Schofield and Douglas C. Yearley. The two nominees for director, Glenda G. McNeal and Patricia A. Tracey, are also independent under these standards. In addition, the Board has affirmatively determined that none of these directors or nominees for director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if:

a.
within the previous three years:

1.
he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.
he or she, or an immediate family member, has received more than $100,000 in any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

3.
he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation's present executives serve on that company's compensation committee;

b.
he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2 percent of such other company's gross revenues; or

c.
(1) he or she or an immediate family member is a current partner of a firm that is the Corporation's internal or external auditor; (2) he or she is a current employee of such a firm; (3) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (4) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation's audit within that time.

"Immediate family member" includes a person's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Director Retirement Policy

Our by-laws require non-employee directors to retire at the end of the month in which they turn 72, even if their terms have not expired. Employee directors must retire from the Board when they retire as employees, except that the Chief Executive Officer may remain on the Board, at the Board's request, through the month in which he or she turns 70. Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Board Committees

The Board has three principal committees, each of which is comprised exclusively of independent directors: the Audit & Finance Committee, the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee. Each committee may hire outside advisors, including counsel, at the Corporation's expense. The Board also has an Executive Committee made up of Messrs. Surma and Schofield, the role of which is to act on, and report to the Board on, significant matters that may arise between Board meetings. The table below shows the current committee memberships of each independent director and the number of meetings that each principal committee of the Board held in 2006.

Director	Audit & Finance Committee	Compensation & Organization Committee	Corporate Governance & Public Policy Committee

J. Gary Cooper	X		X *
Robert J. Darnall	X	X *
John G. Drosdick	X	X	X

Richard A. Gephardt	X		X
Charles R. Lee	X *	X
Jeffrey M. Lipton	X		X

Frank J. Lucchino	X		X
Seth E. Schofield	X	X
Douglas C. Yearley	X	X

Number of Meetings in 2006	6	7	6

   * Chairman

Audit & Finance
Committee

The Audit & Finance Committee (the "Committee") has a written charter adopted by the Board, which is available on the Corporation's website (www.ussteel.com) under "Investors" then "Corporate Governance." The charter describes the Committee's purpose as follows:

•
assisting the Board in oversight of

a. the integrity of the Corporation's financial statements,

b. the Corporation's compliance with legal and regulatory requirements,

c. the independent registered public accounting firm's qualifications and independence, and

d. the performance of the Corporation's internal audit function and of the independent registered public accounting firm;

•
preparing the audit committee report required by the rules of the SEC to be included in the Corporation's annual proxy statement; and

•
being directly responsible for the appointment (subject to shareholder election), compensation, retention and oversight of the work of the Corporation's independent registered public accounting firm, which reports directly to the Committee, and having the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements with such firm.

The charter requires that the Committee be comprised of at least three directors, each of whom are independent and financially literate, and at least one of whom must have accounting or related financial management expertise. The charter also requires that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. The Committee has a number of members who meet the SEC's definition of audit committee financial expert. The Board has decided to name two of them, Charles R. Lee, the Committee's chairman, and Jeffrey M. Lipton, as audit committee financial experts within the SEC's definition. Mr. Lee and Mr. Lipton are independent as that term is defined by the New York Stock Exchange and the SEC.

The charter describes the Committee's duties and responsibilities as including:

•
discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including the Corporation's disclosures under "Management's Discussion and Analysis"; reviewing and approving the annual financial statements, the annual report to stockholders and the annual report on Form 10-K, giving special consideration in such review to any material changes in accounting policy; and reporting regularly to the Board and reviewing with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements;

•
discussing earnings press releases, as well as financial information and earnings guidance (if any) provided to analysts and rating agencies;

•
overseeing and reviewing the adequacy of procedures that have been established by the Committee for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

•
reporting regularly to the Board on and reviewing with the Board any issues that arise with respect to the Corporation's compliance with legal or regulatory requirements;

•
being directly responsible for the appointment (subject to shareholder election), compensation, retention, and oversight of the work of the Corporation's independent registered public accounting firm (including resolution of disagreements between management and such firm regarding financial reporting), while possessing the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with such firm;

•
at least annually, obtaining and reviewing a report by the independent registered public accounting firm describing the firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•
at least annually, reviewing the independence letter issued by the independent registered public accounting firm under Independence Standards Board Standard No. 1, actively engaging in a dialogue with the firm with respect to any relationships disclosed in that letter, and reporting regularly to the Board of

  Directors and reviewing with the Board any issues with respect to the qualifications, performance, and independence of the firm;

•
reviewing with the independent registered public accounting firm any audit issues and management's response, including any restrictions on the scope of the firm's activities or on access to requested information, and any significant disagreements with management (the Committee having the direct responsibility to resolve such disagreements regarding financial reporting practices);

•
overseeing and reviewing the adequacy of hiring policies that have been established by the Committee for employees or former employees of the independent registered public accounting firm;

•
meeting periodically and separately in executive session with management, internal audit, the independent registered public accounting firm, and the General Counsel;

•
reviewing the responsibilities, budget and staffing of the Corporation's internal audit function;

•
reporting regularly to the Board on the performance of the internal audit function;

•
reviewing and discussing the appropriate capital structure and financial policies of the Corporation;

•
making recommendations to the Board concerning dividends;

•
discussing policies with respect to risk assessment and risk management;

•
conducting an annual self-evaluation; and

•
reviewing the charter at the Committee's first meeting of each calendar year.

Compensation
& Organization
Committee

The Compensation & Organization Committee (the "Committee") has a written charter adopted by the Board which is available on the Corporation's website (www.ussteel.com) under "Investors" then "Corporate Governance." The charter describes the Committee's purpose as including:

•
discharging the responsibilities of the Board with respect to the compensation of the Corporation's executives;

•
reviewing and recommending disclosure of executive compensation for inclusion in the Corporation's proxy statement, in accordance with applicable rules and regulations; and

•
reviewing and discussing the Corporation's employee benefit plans.

The charter requires that the Committee be comprised solely of directors who are independent and qualified under standards established by the New York Stock Exchange and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. It further requires that the Committee consist of at least three members, each of whom shall be appointed by the Board, and that the Board select, as Committee members, directors whose experience and expertise will enable them to make substantial contributions to the Committee's endeavors.

The charter gives the Committee the following authorities, duties and responsibilities:

•
making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation, including incentive-compensation plans and equity-based compensation plans,

•
reviewing and approving corporate goals and objectives relevant to the CEO's compensation,

•
with the Board, annually reviewing the Corporation's executive management succession plans and regularly reviewing policies and procedures for the selection and performance review of the CEO, as well as the policies regarding succession in the event of an emergency or the retirement of the CEO,

•
evaluating the CEO's performance in light of the approved goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO's compensation level based on such evaluation, giving consideration with respect to the long-term incentive component of such compensation to the Corporation's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years, and the CEO's leadership, integrity and effectiveness,

•
approving the salaries of the other executives of the Corporation,

•
administering the plans and programs under which short term incentives are awarded to executives and approving such awards,

•
administering the plans and programs under which long-term incentives are granted and approving grants of stock options, restricted stock, performance awards and other incentives under those plans and programs,

•
timely certifying as to the meeting of applicable performance levels under the foregoing plans and programs,

•
reviewing with management and recommending to the Board executive compensation disclosures necessary or desirable for filing the Corporation's proxy statement and producing the committee report for inclusion in the proxy statement,

•
making recommendations to the Board with respect to equity-based compensation plans,

•
adopting and amending employee benefit plans,

•
making recommendations to the Board concerning policy matters relating to employee benefits, while retaining exclusive authority over executive compensation and benefits,

•
approving the retention and termination of any independent consulting firm to assist in the evaluation of director, CEO or executive compensation, and approving the consulting firm's fees and other retention terms, and evaluating the consulting firm's performance and independence. The Committee also may, in appropriate circumstances and at the Corporation's expense, hire independent counsel,

•
conducting an annual self-evaluation of the Committee's performance,

•
reviewing its charter at its first meeting of each calendar year, and

•
performing such other duties and responsibilities as may be assigned to the Committee by the Board or designated in plans approved by the shareholders. The Committee has the authority to delegate matters to subcommittees and, as the Committee may deem appropriate, to other Board committees in connection with the administration of employee benefit plans.

The Committee reports to the Board on all matters relevant to the Committee's discharge of its responsibilities, and makes such recommendations to the Board as the Committee deems appropriate.

The Committee's processes for determining the amounts of compensation to pay its executives can be found in the "Compensation Discussion & Analysis" section. Additional processes and procedures include the following:

  •
  The Committee meets at least three times a year (seven times in 2006). Committee agendas are established in consultation among management, the Committee chair and the Committee's independent consultant. The Committee typically meets in executive session for at least a portion of each regular meeting.

  •
  The Committee has retained Towers Perrin as its independent consultant to assist the Committee in evaluating executive compensation programs and in setting executive officers' compensation. The use of an independent consultant provides additional assurance that the Corporation's executive compensation programs are reasonable and consistent with the Corporation's objectives. The consultant reports directly to the Committee and typically does not perform services for management; however, in 2006, the independent consultant studied the compensation program for the employees of United States Steel & Carnegie Pension Fund (the Corporation's pension plan administrator). The consultant regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. In addition, with respect to the Chief Executive Officer's compensation, the Committee makes its determinations with input from its consultant and its evaluation of the Chief Executive Officer's performance; the Chief Executive Officer does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

  •
  With the oversight of the Chief Executive Officer and the Senior Vice President—Administration, the Corporation's compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the Chief Executive Officer as noted above). The Chief Executive Officer gives the Committee a performance assessment and compensation recommendation for each of the other executives. These recommendations are then considered by the Committee with the assistance of its compensation consultant. The Chief Executive Officer and the Senior Vice President—Administration generally attend Committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

Corporate Governance
& Public Policy
Committee

The Corporate Governance & Public Policy Committee (the "Committee") serves as the Corporation's nominating committee. It has a written charter adopted by the Board which is available on the Corporation's website (www.ussteel.com) under "Investors" then "Corporate Governance." The charter gives the Committee the following duties and responsibilities:

•
identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders, while acknowledging that the CEO exercises the initiative to identify and recruit candidates with the knowledge and consent of the Committee,

•
considering nominees recommended by shareholders for election as directors in the same manner as nominees recommended by the Committee,

•
making recommendations to the Board concerning the appropriate size and composition of the Board, including (a) the composition and functions of Board committees, (b) the compensation of non-employee directors, and (c) all matters relating to the effective functioning of the Board,

•
recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee's first meeting of each calendar year and recommending appropriate changes to the Board,

•
reviewing matters bearing on the relationship between management and present or potential stockholders with emphasis on policy and major programs affecting ownership of the Corporation,

•
reviewing communications to and from the investment community, particularly the Corporation's stockholders,

•
reviewing legislative and regulatory issues affecting the Corporation's businesses and operations,

•
reviewing public issues identified by management as likely to generate expectations of the Corporation by its constituencies, including stockholders, employees, customers, vendors, governments and the public,

•
reviewing the Corporation's position regarding identified public issues including, but not limited to, employee health and safety, environmental, energy and trade matters,

•
reviewing the Corporation's efforts to affect identified public issues through research, analysis, lobbying efforts and participation in business and government programs,

•
reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units, and

•
assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee's goals and responsibilities include establishing criteria for selecting new directors, and exercising oversight of the evaluation of the Board and management. The criteria for selecting new directors include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation's Corporate Governance Principles, (b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee's charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency. The Committee will evaluate candidates for the Board of Directors recommended by stockholders using the same criteria that are described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate's name, address, occupation and share ownership; (ii) any other biographical information that will enable the Committee to evaluate the candidate in light of the foregoing criteria; and (iii) information concerning any relationship between the candidate and the shareholder making the recommendation.

The Corporation has an agreement with the United Steelworkers (the "USW") that permits the USW to suggest two individuals for consideration for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above. Messrs. Lucchino and Gephardt were recommended in this manner.

The Committee's charter gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and also to oversee the process of evaluation of the Board, its committees, and management. It also requires that all committee members be independent directors and that they, including the chairman, be appointed by the Board. The Committee has the authority to delegate tasks to subcommittees, and it is required to give regular reports to the Board.

The Committee reviews its charter during its first meeting of each calendar year.

Compensation of Directors

Our by-laws provide that each non-employee director shall be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel's director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of the shareholders, our non-employee directors also participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below. Consistent with those objectives, we pay our non-employee directors as follows:

Annual Retainer	$100,000
Presiding Director Retainer	$1,000
Committee Membership Fees:
Audit & Finance	$10,000 ($11,000 for chairman)
Compensation & Organization	$5,000 ($6,000 for chairman)
Corporate Governance & Public Policy	$5,000 ($6,000 for chairman)
Meeting Fee (for each Board or committee meeting)	$2,000

Under our Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 70 percent of his or her retainer in the form of Common Stock Units and may elect to defer up to 100 percent. A Common Stock Unit is what is sometimes referred to as "phantom stock" because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she must take actual shares of common stock corresponding to the number of Common Stock Units in his or her account. We credit each non-employee director's deferred stock account with Common Stock Units every January. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each current non-employee director received a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The following table sets forth certain information concerning the compensation of directors for 2006:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (4)(5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

J. Gary Cooper	90,000	70,000	$0.00	$0.00	Not Applicable	$0.00	160,000
Robert J. Darnall	87,500	70,000	$0.00	$0.00	Not Applicable	$0.00	157,500
John G. Drosdick	98,750	70,000	$0.00	$0.00	Not Applicable	$0.00	168,750
Richard A. Gephardt	81,000	70,000	$0.00	$0.00	Not Applicable	$0.00	151,000
Shirley A. Jackson (1)	7,750	5,833	$0.00	$0.00	Not Applicable	$0.00	13,583
Charles R. Lee	88,000	70,000	$0.00	$0.00	Not Applicable	$0.00	158,000
Jeffrey M. Lipton (2)	8,500	82,252	$0.00	$0.00	Not Applicable	$0.00	90,752
Frank J. Lucchino	87,000	70,000	$0.00	$0.00	Not Applicable	$0.00	157,000
Seth E. Schofield	88,000	70,000	$0.00	$0.00	Not Applicable	$0.00	158,000
Thomas J. Usher (3)	91,667	—	$0.00	$0.00	Not Applicable	$0.00	91,667
Douglas C. Yearley	87,000	70,000	$0.00	$0.00	Not Applicable	$0.00	157,000

(1)
Dr. Jackson retired as a director effective as of January 31, 2006.

(2)
Mr. Lipton was elected a director effective as of November 1, 2006.

(3)
Mr. Usher retired as Chairman of the Board and as a director effective as of January 31, 2006. The amount shown was paid to Mr. Usher for his services as Chairman of the Board for the month of January 2006 pursuant to the terms of the Employment and Consulting Agreement dated February 13, 2003, as amended, between Mr. Usher and U. S. Steel. Subsequent to his retirement as Chairman of the Board, Mr. Usher continued to receive other payments pursuant to this Agreement that were not compensation for his service as a director. A copy of this Agreement and the amendment thereto were filed as exhibits 10(s) and 10(w), respectively, to the Corporation's Annual Report on Form 10-K for the year ended December 31, 2005.

(4)
Stock award grant date values are computed in accordance with FAS 123(R), as described in the Corporation's financial statements for the year ended December 31, 2006 filed in the Annual Report on Form 10-K. The 2006 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors, except in the case of Mr. Lipton where $16,667 of the amount shown represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $65,585 represents actual shares awarded under the Non-Employee Director Stock Program.

(5)
The aggregate stock awards outstanding at the end of 2006 for each director are as follows:

Number of Shares and Common Stock Units
J. Gary Cooper	9,606
Robert J. Darnall	8,846
John G. Drosdick	8,371
Richard A. Gephardt	3,576
Shirley A. Jackson	7,841
Charles R. Lee	16,895
Jeffrey M. Lipton	1,251
Frank J. Lucchino	7,109
Seth E. Schofield	11,143
Thomas J. Usher	—
Douglas C. Yearley	11,101

  The amounts shown include both Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and actual shares awarded under the Non-Employee Director Stock Program. In the case of Dr. Jackson, the amount shown includes actual shares that were awarded under the Non-Employee Director Stock Program, and actual shares that were issued upon the conversion of Common Stock Units under the Deferred Compensation Program for Non-Employee Directors when Dr. Jackson retired as a director.

Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Secretary of the Corporation to (1) the Board, (2) the Committee chairmen, (3) the presiding director, or (4) the outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Policy With Respect To Related Person Transactions

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance and Public Policy Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Corporation's last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Corporation's voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance and Public Policy Committee for individual approval. The standards applied by the Corporate Governance and Public Policy Committee when reviewing transactions with related persons include (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1

Election of Directors

U. S. Steel's Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

The current four Class III directors are nominees for election this year. The Board is recommending them for a three-year term that will expire at the 2010 annual meeting. In addition, the Board has recommended two nominees for election as Class I directors to fill vacancies in that class. Their terms will expire at the 2008 annual meeting. These two nominees were identified as potential candidates by a third-party search firm and were recommended to the Corporate Governance & Public Policy Committee by the Chief Executive Officer. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote for the election of each nominee.

Nominees for Class III Director
Terms Expire 2010

Robert J. Darnall Director since 2001 Age 68
Retired Chairman and Chief Executive Officer, Inland Steel Industries

Mr. Darnall graduated from DePauw University with a BA degree in mathematics, from Columbia University with a BS degree in civil engineering and from the University of Chicago with an MBA. He began his career with Inland Steel Industries in 1962. He was elected Executive Vice President in 1982 and at that time joined Inland's Board of Directors. In 1986 Mr. Darnall became President and Chief Operating Officer. In 1992, he became Chairman, President and Chief Executive Officer. He retired as Chairman and Chief Executive Officer in 1998 and immediately joined Ispat International N.V., which acquired Inland Steel Company in 1998, as head of their North American operations. Mr. Darnall left Ispat in 2000 and soon thereafter became Chairman and Interim CEO of Prime Advantage Corporation, a procurement services startup. He left Prime Advantage in January 2002. Mr. Darnall is a director of Cummins, Inc., HSBC North American Holdings Inc., Pactiv Corporation and Sunoco, Inc. He is also former Chairman of the American Iron and Steel Institute.

Charles R. Lee Director since 2001 Age 67
Retired Chairman, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor's degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983, he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-CEO of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Oil Corporation, The Procter & Gamble Company, United Technologies Corporation and DirecTV Group.

John G. Drosdick Director since 2003 Age 63
Chairman, Chief Executive Officer and President, Sunoco, Inc.
(petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a Master's in chemical engineering from the University of Massachusetts. Mr. Drosdick began his career with Exxon Corporation in 1968 and held a wide variety of management positions. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and CEO in May 2000. He is a director of H.J. Heinz Co. and Chairman of the Board of Sunoco Partners LLC, which is the general partner of Sunoco Logistic Partners L.P., a master limited partnership in which Sunoco, Inc. has a 43 percent interest.

Jeffrey M. Lipton                                   Director since 2006                               Age 64
 President and Chief Executive Officer, NOVA Chemicals Corporation (plastics and chemicals)

Mr. Lipton graduated from Rensselaer Polytechnic Institute with a BS degree in chemical engineering and received an MBA from Harvard University. Mr. Lipton began working for E.I. DuPont de Nemours in 1965 undertaking assignments in manufacturing, sales, marketing, purchasing, research and general business management. In 1994, he joined NOVA Corporation as Senior Vice President and Chief Financial Officer. In 1994, Mr. Lipton was appointed President and was elected a director in 1996. In 1998, he was elected President, Chief Executive Officer and a Director of NOVA Chemicals Corporation. Mr. Lipton is Chairman of the Board of Trimeris, Inc. and is also a director of Hercules Incorporated. He is the past-Chairman of the Board of the American Chemistry Council and the American Section of the Society of Chemical Industry. He is also a member of the Board of the Canadian Council of Chief Executives.

Nominees for Class I Director
Terms Expire 2008

Glenda G. McNeal                                                                                                    Age 46
 Senior Vice President and General Manager—Retail & Emerging Industries, Establishment Services Division
American Express Company (global payments, network, credit card and travel services)

Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2005. Ms. McNeal also serves as a trustee of Dillard University.

Patricia A. Tracey                                                                                                    Age 56
 Client Industry Executive
Electronic Data Systems Corporation (technology services)

Vice Admiral Tracey received a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Masters Degree in Operations Research from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in a series of increasingly responsible positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Manpower and Personnel Policy) from 1998 to 2001; and Director, Navy Staff from 2001 to 2004. Vice Admiral Tracy served as a consultant to the U. S. Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. In 2006, Vice Admiral Tracey served as a Senior Fellow at the Center for Naval Analysis prior to taking her present position of Client Industry Executive at Electronic Data Systems Corporation.

Continuing Class I Directors
Terms Expire 2008

Richard A. Gephardt                            Director since 2005                               Age 66
Retired United States Congressman

Congressman Gephardt received a Bachelor of Science degree from Northwestern University and a Juris Doctor degree from the University of Michigan Law School. After serving as a Democratic committeeman and alderman in his native St. Louis, he was elected to the United States House of Representatives in 1976, representing Missouri's Third District. He was re-elected 13 times. While in the House, Congressman Gephardt served on the Budget Committee and on the Ways and Means Committee. He was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994 he was elected House Democratic Leader, the top Democratic leadership position in the House. He served as minority leader from 1995 to 2003. After deciding not to seek re-election, Congressman Gephardt retired from the House on January 3, 2005. Congressman Gephardt serves as a consultant to The Goldman Sachs Group, Inc. and as senior counsel to the law firm of DLA Piper Rudnick. He is a director of Spirit Aerosystems Holdings, Inc. and Centene Corporation. He also serves on the board of the St. Jude Children's Hospital.

Douglas C. Yearley                                Director since 2001                                Age 71
Chairman Emeritus, Phelps Dodge Corporation

Mr. Yearley graduated from Cornell University with a Bachelor's degree in metallurgical engineering and attended the Program for Management Development at Harvard Business School. He joined Phelps Dodge in 1960 in project development. He held several key positions before being elected Executive Vice President and a director in 1987, Chairman and Chief Executive Officer in 1989 and President in 1991. He retired in May, 2000. He is a director of Marathon Oil Corporation, Lockheed Martin Corporation and Heidrick & Struggles International, Inc. He was a director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York from 1993 to 2000, and Southern Peru Copper Corporation from 1991 to 2000.

Continuing Class II Directors
Terms Expire 2009

J. Gary Cooper Director since 2001 Age 70
 Chairman of the Board, Commonwealth National Bank
(commercial bank)

Ambassador Cooper graduated from the University of Notre Dame with a BS degree in finance and attended Harvard University's Senior Managers in Government program. He was awarded an honorary doctor of law degree from Troy University. A retired Major General in the U.S. Marine Corps, Ambassador Cooper was twice elected to the Alabama legislature, was commissioner of the Alabama Department of Human Resources and was appointed Assistant Secretary of the Air Force during the George H. W. Bush administration. He was the United States Ambassador to Jamaica from 1994 to 1997. Ambassador Cooper is a director of PNC Financial Services Group and Protective Life Corporation.

Frank J. Lucchino Director since 2003 Age 67
 Judge, Orphans' Court Division, Court of Common Pleas, Allegheny County, Pennsylvania

Judge Lucchino earned a Bachelor's degree in engineering in 1961, and a law degree in 1964, from the University of Pittsburgh. He is an alumnus of Harvard Business School's Executive Education program on corporate governance. He served on the boards of National Steel Corporation and Allegheny Teledyne Incorporated. Judge Lucchino currently serves as a judge in the Orphans' Court Division of the Court of Common Pleas in Allegheny County, Pennsylvania. Prior to being elected to the Court, he was a senior partner at the law firm of Grogan, Graffam, McGinley and Lucchino in Pittsburgh, Pennsylvania. He also served five four-year terms as Allegheny County Controller, an elected position. In 1993, Judge Lucchino was named to the United States National Commission on Libraries and Information Science (NCLIS) by President Clinton and was confirmed by the Senate. He served on the Commission until July 1999.

Seth E. Schofield Director since 2001 Age 67
 Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Oil Corporation and Calgon Carbon Corporation. He is also an Advisory Board member of Desai Capital Management.

John P. Surma Director since 2001 Age 52
 Chairman of the Board of Directors and Chief Executive Officer
United States Steel Corporation

Mr. Surma received a BS degree in accounting from Pennsylvania State University in 1976 and joined Price Waterhouse LLP at that time. He joined Marathon Oil Company in 1997 as Senior Vice President, Finance and Accounting. He was named Senior Vice President, Finance & Administration in January 1998; President of Speedway SuperAmerica LLC in September 1998, and Senior Vice President, Supply & Transportation in January 2000. Effective January 1, 2001 he became President of Marathon Ashland Petroleum LLC, and in September 2001 Mr. Surma was elected Assistant to the Chairman of USX Corporation. He became Vice Chairman and Chief Financial Officer of U. S. Steel effective December 31, 2001, President and Chief Operating Officer effective March 1, 2003, President and Chief Executive Officer effective October 1, 2004, and Chairman of the Board of Directors effective February 1, 2006. Mr. Surma is a director of Calgon Carbon Corporation and Mellon Financial Corporation. He is also a director of the American Iron and Steel Institute, Chairman of the International Iron and Steel Institute, a member of the Board of Directors of the National Association of Manufacturers, a member of The Business Council, a member of the Board of Directors and of the Executive Committee of the Allegheny Conference on Community Development, a member of the Board of Visitors of the Smeal College of Business at Penn State University, a member of the Board of Visitors of the Katz School of Business of the University of Pittsburgh, and a member of the American Institute of Certified Public Accountants.

Proposal No. 2

Election of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (PwC) has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel since U. S. Steel's creation in 2001 and served as the independent auditor of USX Corporation, which included the U. S. Steel Group, for many years. We believe that their knowledge of U. S. Steel's business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2006, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel's internal control over financial reporting as of December 31, 2006, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote for the election of PwC as our independent registered public accounting firm.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PwC for professional services for 2006 and 2005:

	(Dollars in millions)
	2006	2005

Audit(1)	$5.0	$4.8
Audit-Related(2)	$0.3	$0.4
Tax	$0.0	$0.0
All Other	$0.0	$0.0
Total	$5.3	$5.2

(1)
Audit fees were for the audit of U. S. Steel's annual financial statements, the audit of U. S. Steel's internal control over financial reporting required under the Sarbanes-Oxley Act, statutory and regulatory audits, and the issuance of comfort letters and consents.

(2)
Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

Pre-Approval Policy

The Audit & Finance Committee (the "Committee") has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2005 and 2006, all of the above services were pre-approved by the Committee in accordance with this pre-approval policy.

Audit & Finance Committee Report

Our committee has reviewed and discussed U. S. Steel's audited financial statements for the year ended December 31, 2006 with U. S. Steel's management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by

Statements on Auditing Standards No. 61, as amended by Statements No. 89 and No. 90 (Communication with Audit Committees). We also discussed with U. S. Steel's management (i) management's assessment of the effectiveness of U. S. Steel's internal control over financial reporting as of December 31, 2006 ("Management's Assessment"); (ii) PwC's opinion on Management's Assessment and (iii) PwC's opinion on the effectiveness of U. S. Steel's internal control over financial reporting as of December 31, 2006. We have received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Charles R. Lee, Chairman	Jeffrey M. Lipton
J. Gary Cooper	Frank J. Lucchino
Robert J. Darnall	Seth E. Schofield
John G. Drosdick	Douglas C. Yearley
Richard A. Gephardt

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

U. S. Steel Common Stock	LLM LLC; Legg Mason Capital Management, Inc.; and Legg Mason Opportunity Trust (collectively "Legg Mason," filing as a group) 100 Light Street Baltimore, Maryland 21202	9,440,770(1)	7.97	(1)
U. S. Steel Common Stock	Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, Ltd; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Global Investors Japan Limited (collectively "Barclays," filing as a group) 45 Fremont Street San Francisco, California 94105	7,857,430(2)	6.63	(2)
U. S. Steel Common Stock	Jeffrey L. Gendell, individually and as managing member of Tontine Management, L.L.C., general partner of Tontine Partners, L.P., and managing member of Tontine Overseas Associates, L.L.C. 55 Railroad Avenue 3rd Floor Greenwich, Connecticut 06830	6,650,939(3)	5.61	(3)
U. S. Steel Common Stock	NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, California 90067	5,937,803(4)	5.01	(4)
(1)
Based on Schedule 13G dated February 15, 2007, which indicates that LMM LLC had sole voting power over no shares, shared voting power over 6,300,000 shares, sole dispositive power over no shares and shared dispositive power over 6,300,000 shares; Legg Mason Capital Management, Inc. had sole voting power over 3,140,770 shares, shared voting power over no shares, sole dispositive power over 3,140,770 shares and shared dispositive power over no shares; and Legg Mason Opportunity Trust had sole voting power over no shares, shared voting power over 6,300,000 shares, sole dispositive power over no shares and shared dispositive power over 6,300,000 shares.

(2)
Based on Schedule 13G dated January 31, 2007, which indicates that Barclay Global Investors, NA had sole voting power over 4,751,688 shares, shared voting power over no shares, sole dispositive power over 5,686,639 shares and shared dispositive power over no shares; Barclays Global Fund Advisors had sole voting power over 993,994 shares, shared voting power over no shares, sole dispositive power over 995,251 shares and shared dispositive power over no shares; Barclays Global Investors Ltd had sole voting power over 926,736 shares, shared voting power over no shares, sole dispositive power over 926,736 shares and shared dispositive power over no shares; Barclays Global Investors Japan Trust and Banking Company Limited had sole voting power over 125,836 shares, shared voting power over no shares, sole dispositive power over 125,836 shares and shared dispositive power over no shares; and Barclays Global Investors Japan Limited had sole voting power over 122,968 shares, shared voting power over no shares, sole dispositive power over 122,968 shares and shared dispositive power over no shares.

(3)
Based on Schedule 13G/A dated February 5, 2007, which indicates that Jeffrey L. Gendell had sole voting power over 270,000 shares, shared voting power over 6,380,939 shares, sole dispositive power over 270,000 shares and shared dispositive power over 6,380,939 shares; Tontine Management, L.L.C. had sole voting power over no shares, shared voting power over 4,003,178 shares, sole dispositive power over no shares and shared dispositive power over 4,003,178 shares; Tontine Partners, L.P. had sole voting power over no shares, shared voting power over 4,003,178 shares, sole dispositive power over no shares and shared dispositive power over 4,003,178 shares; and Tontine Overseas Associates, L.L.C. had sole voting power over no shares, shared voting power over 2,377,731 shares, sole dispositive power over no shares and shared dispositive power over 2,377,731 shares.

(4)
Based on Schedule 13G dated February 9, 2007 which indicates that NWQ Investment Management Company, LLC had sole voting power over 5,266,907 shares, shared voting power over no shares, sole dispositive power over 5,937,803 shares and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The Board has adopted stock ownership and retention requirements for executive management, and stock ownership requirements for non-employee directors. These requirements are part of our Corporate Governance Principles, which are available on our website (www.ussteel.com). Members of executive management are required to hold shares of the Corporation's common stock or other equity interests in specified amounts commensurate with their positions and salaries. For the CEO, the required minimum amount is a number of shares equal in value to five times the market reference point for his or her annual salary. For the executive officers reporting directly to the CEO, the required minimum amount is a number of shares equal in value to three times the market reference points for their annual salaries. For the other members of executive management, the required minimum amount is a number of shares equal in value to the market reference points for their annual salaries. Once such ownership amounts are reached, members of executive management are required to hold at least 25 percent of the shares realized through the exercise of stock options, grants of restricted shares and performance shares (after reduction for applicable exercise costs and taxes), until such executives are eligible for retirement and have obtained consent from the CEO to sell such shares. Non-employee directors are required to hold shares of the Corporation's common stock, which may include Common Stock Units under the Deferred Compensation Plan for Non-Employee Directors, at a level equal to two times the annual board retainer. Each executive officer and each director meets the applicable stock ownership and retention requirements.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2007 (in addition to the Common Stock Units shown on the following page) by each director and director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares

J. Gary Cooper (1)	1,070
Robert J. Darnall	3,000
John G. Drosdick	2,000
Richard A. Gephardt	2,000
John H. Goodish (1)(2)	190,752
Gretchen R. Haggerty (1)(2)	215,603
Charles R. Lee	1,200
Jeffrey M. Lipton	2,000
David H. Lohr (1)(2)	56,498
Frank J. Lucchino	1,000
Glenda G. McNeal	0
Dan D. Sandman (1)	147,732
Seth E. Schofield (1)	1,182
John P. Surma (1)(2)	655,257
Patricia A. Tracey	0
Douglas C. Yearley	1,000
All Directors and Executive Officers as a group (17 persons) (1)(2)(3)	1,479,179

(1)
Includes shares held under, or pursuant to, the U. S. Steel Savings Fund Plan, the U. S. Steel Dividend Reinvestment and Direct Stock Purchase Plan, the 2002 Stock Plan, and the 2005 Stock Incentive Plan.

(2)
Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of January 31, 2007, as follows: Mr. Surma: 446,500; Mr. Goodish: 131,000; Mrs. Haggerty: 152,000; Mr. Lohr: 30,000; and all directors and executive officers as a group: 872,500.

(3)
Total shares beneficially owned in each case constitute less than one percent of the outstanding shares, and all directors and executive officers as a group owned 1.25 percent of the common stock.

The following table shows Common Stock Units credited under the United States Steel Corporation Deferred Compensation Plan for Non-Employee Directors:

Name	Common Stock Units

J. Gary Cooper	10,200
Robert J. Darnall	8,803
John G. Drosdick	8,328
Richard A. Gephardt	3,602
Charles R. Lee	17,352
Jeffrey M. Lipton	1,755
Frank J. Lucchino	7,066
Seth E. Schofield	11,600
Douglas C. Yearley	11,558

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Robert J. Darnall, Chairman	Seth E. Schofield
John G. Drosdick	Douglas C. Yearley
Charles R. Lee

Executive Compensation

Please note, all discussions of benefits in the Executive Compensation section of the proxy statement relate to the named executive officers' benefits and not necessarily to the benefits available to represented or other non-represented employees.

Compensation Discussion & Analysis

Executive
Compensation
Objectives

In 2004, U. S. Steel began a process to review and revise its executive compensation and non-executive compensation programs focusing primarily on the salary, short-term incentive and long-term incentive elements of compensation. The goal of the executive compensation review process was to bring our executive programs up-to-date, make us competitive with the market in terms of pay levels and performance measures, provide a balanced mix of compensation (considering the historical cyclicality of our business), strengthen the link between pay and performance, align our compensation practices and plans with our evolving business strategy, support ownership guidelines and position us for ongoing review based upon changes in competitive practice. The transition to the new programs began in 2005 with full implementation in 2006.

The overall objective of U. S. Steel's executive compensation programs remains the same, that is, to attract, retain, motivate and reward executives who will make significant contributions to the achievement of corporate goals and objectives. However, we believe the following compensation principles, many of which drove the revisions to our former executive compensation programs, supplement and support our overall objective:

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  The compensation programs should be fair and competitive, taking into account each executive's individual role and unique responsibilities;

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  They should link a significant portion of the executive's pay to the performance of the organization;

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  They should foster an ownership culture to better align the executive's interests with those of our shareholders;

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  They should consider the historically cyclical nature of our industry and provide some stability to the overall compensation program;

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  All compensation program components taken as a whole should contribute to the positive engagement of our executives in the business;

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  The compensation programs should in the aggregate be cash- and tax-efficient for the Corporation; and

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  The executive compensation programs should be consistent with and aligned with the metrics of the non-executive management compensation programs.

Setting
Executive
Compensation

The Compensation & Organization Committee (the "Committee") makes decisions regarding executive compensation with input from Towers Perrin, an independent consultant engaged directly by the Committee. Additionally, with regard to compensation for executives other than the Chief Executive Officer, the Committee seeks and obtains input from the Chief Executive Officer. At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee's discretion, include its independent consultant.

Determinations of the award levels for salary, short-term incentives and long-term incentives begin with a benchmarking process for each executive position against a group of approximately thirty peer companies recommended by the independent consultant and chosen by the Committee, usually in January of the award year (for a list of the 2006 peer companies, see the discussion under "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards"). Peer companies are chosen from publicly traded industrial companies of similar size (ranging, as of December 31, 2005, from approximately $5 billion to $36 billion in revenues). While the peer group may change from year to year, changes should usually involve adding or removing a company or two due to changes in a peer company's circumstances or due to the identification of a company that better matches U. S. Steel's size and/or business. Our independent consultant augments the peer group data, when appropriate, with other survey data relevant to U. S. Steel from general industry companies.

The Committee targets total salary, short-term and long-term incentive compensation at the 50th percentile of the peer group of companies. We also provide executives with the opportunity to exceed the 50th percentile should the Corporation's performance exceed our expectations and the performance of our peer companies. The program is also designed to provide compensation below the 50th percentile should our performance fall short of our expectations and that of our peers. The Committee believes that targeting the 50th percentile of the peer group of companies across the three major compensation elements (salary, short-term incentive and long-term incentive compensation) accomplishes its overall objective of providing fair and competitive executive compensation.

In addition to the market data, the Committee considers other factors prior to authorizing increases or decreases to any compensation component. These considerations include factors such as individual performance, the executive's experience at the position, the weighting U. S. Steel assigns to that position, and prior-year compensation adjustments. An assessment of these factors could result in actual compensation being positioned above or below the desired 50th percentile target.

The Committee is charged, by its charter, to approve the Chief Executive Officer's compensation level, giving consideration to, among other things, the Chief Executive Officer's individual performance in the areas of integrity, leadership and effectiveness. These subjective evaluations are considered in connection with a review of the Chief Executive Officer's performance against individual performance objectives that are approved by the Committee at the beginning of each year. (A similar evaluation is performed by the Chief Executive Officer with respect to all other executives using like measures and objectives and the results of those evaluations are shared with the Committee for its use in determining executive compensation.) These individual performance evaluations are subjective and, to the extent they are used in connection with determinations of long-term and short-term incentive compensation, they are used only for purposes of exercising negative, or downward, discretion (that is the discretion to reduce a calculated award otherwise payable). The individual performance measures and objectives typically involve Strategic Planning, Results and Operations, Leadership, and Communications. Executives are expected to accomplish all objectives and, accordingly, it is likely that these objectives will be met from year to year. The 2006 individual performance measures are listed in the following table:

Performance Category	2006 Individual Performance Measures

Strategic Planning	Specific Strategic Objectives

Results and Operations	Safety Financial Results Management of Operations Internal Controls and Reporting Process

Leadership	Human Resource Planning Vision/Values Workforce Diversity

Communications	Shareholder Relations External Relations Board Relations

The Committee evaluates the cumulative effect of executive compensation decisions via the periodic review of tally sheets that are updated throughout the year for the named executive officers to reflect the Committee's compensation decisions. In addition to current compensation information, the tally sheets provide the Committee with information regarding the equity ownership and future retirement benefits of each executive. Also, the tally sheets quantify the benefits the Corporation is required to provide to each executive under various termination scenarios. The periodic review of tally sheets has become an important aspect of the Committee's decision-making process.

The distribution of compensation among the various compensation elements is driven by U. S. Steel's belief that most of an executive's compensation should be paid in the form of performance-based variable compensation with an increasingly greater emphasis on variable components for the more senior executives who have greater responsibility for the business. The practice of providing more variable compensation suits U. S. Steel's objective of linking pay to performance and is consistent with the compensation practices of our peer group of companies. The following table shows the allocation of variable and fixed compensation for our named executive officers during the year 2006:

Ratios of Variable to Fixed Compensation (1)
Executive	Variable (2)	Fixed (3)

J. P. Surma	65%	35%
J. H. Goodish	62%	38%
D. D. Sandman	60%	40%
G. R. Haggerty	60%	40%
D. H. Lohr	60%	40%

(1)
Based on compensation granted in 2006 at target levels.

(2)
2006 Non-Equity Incentive award plus grant date fair value of 2006 performance awards and options.

(3)
Base salary plus grant date fair value of 2006 restricted stock awards.

The distribution of compensation among salary, short-term incentive awards and long-term incentive awards and the resultant distribution of compensation between fixed and variable compensation, and cash and equity compensation, are primarily influenced by our benchmarking process and the Committee's desire to link compensation with short-term and long-term goals. Because each element is benchmarked, the value awarded for one element of compensation typically does not affect the value awarded for the other elements.

Additionally, the peer group of companies is used to benchmark other elements of compensation and compensation related matters. Such other elements and matters include retirement benefits, perquisites, stock ownership and retention policies and severance agreements.

The Sarbanes-Oxley Act of 2002 requires the Chief Executive Officer and Chief Financial Officer to reimburse the company for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to noncompliance, as a result of misconduct, with a material financial reporting requirement. U. S. Steel does not have a policy for requiring the recovery of awards for other reasons; however, the Committee retains discretion over all elements of compensation and would consider reducing future awards were a similar event to occur. Also, U. S. Steel does not have a policy of reducing awards based upon the amounts realized from prior compensation. U. S. Steel believes that the intended value of an award at grant date reflects both the possible upside and the possible downside of any such award. Likewise, U. S. Steel does not have a policy of increasing awards based upon amounts not realized from prior compensation awards.

Elements of
Executive
Compensation

The types of compensation provided to our executives are:

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  Salary,

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  Short-term incentive compensation,

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  Long-term incentive compensation,

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  Retirement benefits, and

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  Other compensation.

Salary

Salary is one of the main components of cash compensation. The Corporation chooses to provide salary compensation because it fits into our overall compensation objectives by providing a base for attracting and retaining significant contributors to U. S. Steel and by establishing a minimum level of compensation upon which our executives may rely. In addition to providing a salary that is competitive with the market, we target salary compensation to align each executive position's level within U. S. Steel's organizational structure so that it accurately reflects its relative internal value. Each year, we conduct a market benchmarking review for each executive position against our peer group of companies based on the specific responsibilities of each position. The market reference point of our salary ranges directly correspond to the 50th percentile for each position. In a limited number of instances, a salary market reference point is adjusted to reflect a position's internal value.

The Committee makes decisions regarding an executive's annual salary adjustments based largely on the performance of the executive. The Committee also considers other factors such as the executive's actual salary in relation to the salary market reference point and the executive's contribution and experience. If an executive's salary exceeds the market reference point, future salary increases are significantly reduced, and performance-based incentive compensation becomes the primary basis for any increases in compensation. While salary compensation typically does not provide rewards for the Corporation's performance, salary increases may reflect non-objective evaluations of individual performance (see the individual performance discussion in "Setting Executive Compensation," above).

Our expatriate executives receive salary premiums for foreign service, tax gross-ups to cover foreign taxes, and various allowances. The salary premium is included as creditable earnings for pension calculation purposes.

Short-Term Incentive Awards

U. S. Steel's short-term incentive compensation program, the 2005 Annual Incentive Compensation Plan, approved by the shareholders on April 26, 2005, is a non-equity incentive program designed to provide performance based compensation that retains the tax deductibility of short-term incentive awards. The program's objective is to align our executives' compensation with the achievement of performance goals that support our business strategy. Performance goals are based on the short-term expectations of our business and are meant to be challenging yet achievable. The appropriateness of these goals is further validated by considering the prospective business environment for the upcoming year, reviewing historical performance among our peers and a broader index of durable goods manufacturers and conducting probability analyses based on historical results. We believe these external-based analyses provide scrutiny and an optimal balance to our goal-setting process and provide the Committee with adequate information on which to base its decisions.

The following example explains the meaning of the terms used in the discussion below (the reader may want to refer back to this example after having read the relevant discussion):

  The "calculated payout rate" (for example, 80 percent for achieving the 2006 "target performance" of 15 percent ROCE) times the "target award" (the award to an executive for meeting target performances) is equal to the "calculated award" (the maximum amount payable to the executive, absent the exercise of downward discretion by the Committee) for the ROCE performance measure. If the Committee exercises downward discretion, the "award amount" (the amount actually paid to the executive under the program) will be less than the calculated award.

For 2006, the Corporation has selected two main performance measures to be complemented by three additional measures (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Non-Equity Incentive Plan Awards" for the definitions of these measures). The main performance measures, return on capital employed ("ROCE") and steel shipments, are two critical measures of overall corporate and operational performance that link to our business strategy. Of these two measures, the greatest emphasis is placed on ROCE at an 80 percent weighting with the remaining 20 percent placed on steel shipments. A ROCE performance measure, with its corresponding award, is intended to keep executives focused on maximizing the Corporation's return from the use of its resources over the near-term. The steel shipments performance measure is intended to keep executives focused on operational objectives using a preference for shipments over production to avoid providing incentive to build inventory without appropriate demand for our products. The following table demonstrates the weighting of the two main performance measures:

Performance	ROCE Payout as a Percent of the Target Award	Shipment Tons Payout as a Percent of the Target Award	Total Award as a Percent of the Target Award

Threshold	40%	10%	50%
Target	80%	20%	100%
Maximum	160%	40%	200%

A performance range and target is developed for each of the two main performance measures (ROCE and steel shipments) and a target award is established to correspond with the target performance. An executive's calculated award is increased or decreased from the target award based on actual performance above or below the target performance for each of the performance measures. The width of the performance range considers the cyclical nature of our industry and business. Subject to the Committee's downward discretion, a calculated award is earned for each performance measure once the "threshold" performance target has been achieved for that measure. Actual performance below threshold performance results in no payout for that particular measure. Actual performance must equal or exceed the "maximum" performance target to achieve a maximum award for that measure. Absent the Committee's application of downward discretion, actual performance between the threshold and target, or the target and maximum, performance levels results in an interpolated award for that performance measure. In 2006, the performance range for ROCE was 7.5 percent at threshold, 15 percent at target and 22.5 percent at maximum. The performance range for steel shipments was 17.7 million tons at threshold, 22.1 million tons at target and 26.5 million tons at maximum.

The short-term incentive compensation plan uses three additional performance measures, referred to as "citizenship" measures. The Committee believes that any responsible, well-functioning company must maintain certain citizenship standards and the Committee desires to reward behavior that promotes the increased safety of our workforce, the increased diversity of our workforce and the reduction of the Corporation's environmental emissions. These three citizenship measures are used as modifiers, each capable of increasing or decreasing an executive's calculated award by 5 percent of the target award.

Target performances for our citizenship measures are based on improvement over prior year's performance with the safety performance measure requiring a specified improvement to reach the target performance. Meeting a citizenship measure's target performance does not change the executive's calculated award; however, failure to meet a citizenship measure's target performance produces a five percentage point (five percent of the target award) decrease to an executive's calculated award and exceeding the target performance would yield a five percentage point (five percent of the target award) increase to the calculated award.

Short-term incentive awards are paid in cash and can range from 0 percent to 200 percent of an executive's target award based upon actual corporate performance under the two main performance measures. If performances for all three citizenship measures exceed the target performance objectives, an additional 15 percentage points can be earned, resulting in a maximum opportunity of 215 percent of an executive's target award. Failure to achieve target performances for all three citizenship measures would result in a maximum deduction of 15 percent of the target award from the calculated award for the two main performance measures.

The target award is determined by the Committee for each performance period by a benchmark analysis of comparative positions at the peer group of companies and a calculation of the percent of salary each such comparative position was paid in the form of short-term incentive compensation. This percentage is applied to each executive's base salary to give the Committee the market-level short-term incentive compensation for that executive. The Committee typically increases the target short-term incentive compensation by about 20 percentage points above the market median to reflect the Committee's view that the Corporation's executives are expected to perform at high levels individually and the fact that the Corporation has comparatively fewer executives than the peer group of companies. The increased target award allows the Committee to consider the individual performance of each executive for purposes of exercising discretion to reduce compensation that would otherwise be awarded in connection with the Corporation's attainment of performance goals. An award at these increased levels would indicate superior individual performance by the executive during the performance period. Individual performance is evaluated using non-objective criteria (see "Setting Executive Compensation" for a discussion of individual performance measures) and, in the case of executives other than the Chief Executive Officer, with input from the Chief Executive Officer. The table below shows the 2006 target awards and the Committee's exercise of downward discretion in determining the award amount for each of the named executive officers. In the aggregate, the Committee's exercise of downward discretion effectively reduced the target awards by 10 percent of base salary for the named executive officers in 2006.

Executive	Target Multiple(1)	Target Award(2)	Calculated Award(3)	Award Amount

J. P. Surma	130%	$1,378,010	$2,673,340	$2,450,000
J. H. Goodish	105%	$661,513	$1,283,334	$1,150,000
D. D. Sandman	100%	$574,740	$1,114,996	$950,000
G. R. Haggerty	100%	$515,004	$999,108	$975,000
D. H. Lohr	95%	$370,511	$718,792	$650,000

(1)
Target Multiple is the number, expressed as a percentage of Base Salary, that is multiplied by the Base Salary to calculate the Target Award. Base Salary is the rate of pay determined by annualizing the salary for the last month of the performance period (i.e., December 2006 salary multiplied by 12).

(2)
Target Award is the amount that would be paid to the executive assuming (a) the Corporation achieves its target performance objectives and (b) the Committee does not exercise downward discretion.

(3)
Calculated award is the award that would be payable, absent the exercise of downward discretion by the Committee, given the Corporation's 2006 actual performance. That is, the calculated award is equal to the calculated payout rate (for a discussion of the 2006 calculated payout rate, see the following paragraph) times the target award.

The Committee determined prior to payment of the awards for 2006 performance that the pre-established, applicable performance levels required under the 2005 Annual Incentive Compensation Plan were accomplished. Our actual ROCE for 2006 was 28.5 percent. With the 80 percent weighting given to the ROCE performance measure, this performance resulted in a calculated payout rate of 160 percent of the target award. Our actual level of steel shipments for 2006 was 21.6 million tons, resulting in a calculated payout rate of 19 percent of the target award given the 20 percent weighting assigned to this performance measure. Improvement over the prior year for all of the citizenship measures resulted in a calculated payout of 15 percent of the target award with 5 percent each for safety performance, workforce diversity and environmental emission improvement. The total calculated payout rate for 2006 was 194 percent (160 percent + 19 percent + 15 percent); however, based on input from its independent consultant, and the Chief Executive Officer for executives other than the Chief Executive Officer, the Committee applied the non-objective individual performance evaluations and exercised downward discretion in determining each executive's award amount (for the named executive officers, see the table above).

The Committee believes the use of short-term incentive awards as a portion of an executive's overall compensation fits the Committee's objective of linking pay to performance because it puts a portion of the executive's compensation at risk and subjects that portion to the achievement of the Corporation's short-term performance goals.

Long-Term Incentive Awards and Stock Ownership

The objectives of the Corporation's long-term incentive program are to align a portion of an executive's compensation to growth in shareholder value, to provide each executive a means of accumulating shares, thereby fostering the ownership culture the Corporation desires, and to serve as a retention device for our executives. The long-term incentive component represents the largest portion of the overall value of the compensation program for our executive officers. Our equity incentives are "at risk," meaning they are designed to increase or decrease in value based on the movement of our stock price. In order to accomplish its overall objectives, the Committee identified the following key objectives for the long-term incentive program. The program should:

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  Be performance-based,

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  Promote a long-term perspective to complement the short-term perspective of the short-term incentive program,

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  Promote an ownership culture by facilitating the accumulation and retention of shares,

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  Serve as an executive retention device for the Corporation,

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  Consider the historically cyclical nature of our industry and provide some stability to our overall compensation program,

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  Be cash efficient for the Corporation by emphasizing the use of stock, and

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  Be tax efficient for the Corporation.

One or more of the above objectives may be achieved by the use of any of the various equity compensation vehicles available today. However, the Committee believes the use of three equity incentive vehicles best meets the objectives outlined above: service-vesting stock options, service-vesting restricted stock, and performance awards. Under the executive long-term incentive program, the Committee decided the value of each executive's market-based long-term incentive opportunity should be distributed evenly among these three equity incentive vehicles. The Corporation does not time the release of material non-public information around the granting of equity incentive awards, nor does it time the granting of equity incentive awards around the release of material non-public information. Equity grants are usually made at the Committee's May meeting under the Long-Term Incentive Compensation Program, a program under the United States Steel Corporation 2005 Stock Incentive Plan, which was approved by the Corporation's shareholders on April 26, 2005.

In developing equity compensation awards each year, the Committee follows a similar approach to the way it develops salary adjustments and short-term cash incentive opportunities. With the assistance of its independent compensation consultant, the Committee examines the long-term incentive practices of our peer group of companies to determine the 50th percentile long-term incentive opportunity for each executive position. The independent consultant converts the value of the market long-term incentive opportunity into a recommended number of shares to be granted to each executive using a binomial valuation model. When developing his recommendation to the Committee, our Chief Executive Officer may at times apply discretion to suggest increases or decreases to the consultant's recommended grants based upon a non-objective evaluation of an executive's individual performance over the prior year. In 2006, the Committee followed the Chief Executive Officer's recommendations based upon 2005 individual performance (the measures were similar to 2006 individual performance measures, see "Setting Executive Compensation", above), which effectively increased the number of shares granted to some executives and decreased the number of shares granted to other executives. In light of the Corporation's strong 2005 performance, the Committee approved the Chief Executive Officer's recommended changes to the consultant's recommendation resulting in an aggregate of 28,900 additional shares being awarded (approximately half in the form of options with the balance divided 47 percent and 53 percent between restricted shares and performance awards, respectively). No adjustment was made to the consultant's recommendation respecting the Chief Executive Officer's 2006 long-term incentive award.

The Committee believes the use of long-term incentive awards as a substantial portion of an executive's overall compensation fits the Committee's objective of linking an element of pay to long-term corporate performance because it puts a significant portion of the executive's compensation at risk and subjects that portion to changes in the Corporation's stock price. With the longer vesting terms in place for the current long-term incentive awards, their retention value has been increased. Additionally, the use of long-term incentive awards as a substantial portion of an executive's compensation facilitates the Committee's executive stock ownership objectives. The following paragraphs describe and provide additional information regarding the rationale and objectives of the three long-term incentive vehicles provided to U. S. Steel executives.

Stock Options

Stock options are performance-based awards that reward executives for an increase in the Corporation's stock price over the term of the option. The value to executives is limited to any appreciation of our stock price above the option's exercise price after the option becomes exercisable and before it expires. The Committee believes stock options satisfy certain of the Committee's long-term incentive compensation objectives because they:

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  Are performance based, rewarding increases in shareholder value,

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  Promote an ownership culture by facilitating the accumulation and retention of shares,

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  Are cash efficient for the Corporation because they are paid solely in stock, and

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  Are tax efficient for the Corporation because they satisfy the requirements of Section 162(m) of the Internal Revenue Code, due to the award limit within the plan, and thereby preserve the deductibility of compensation for corporate tax purposes.

Stock options granted under this program have a term of ten years and vest ratably, subject to continued employment, over three years with one-third of the granted options vesting on each of the first, second and third anniversaries of the grant date (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Stock Options"). The exercise price is determined on the date of grant in accordance with the terms of the shareholder-approved United States Steel Corporation 2005 Stock Incentive Plan; that is, the exercise price of all stock option grants is the average of the high and low stock prices on the date of grant. The date of grant is the date that the Committee approves the grant, which is customarily at its May meeting (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Grant Date").

Restricted Stock

Restricted stock awards are full-value shares of stock with vesting provisions that require the continued employment of the executive. The Committee believes restricted stock satisfies certain of the Committee's long-term incentive compensation objectives because it:

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  Serves as a retention device for the Corporation by rewarding service and by requiring continued employment in order for the shares to vest,

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  Promotes an ownership culture by facilitating the accumulation and retention of shares,

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  Promotes a long-term perspective among executives via ratable vesting (i.e., vesting of one-third of the awarded shares annually over three years),

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  Considers the historically cyclical nature of our business and provides some stability to our long-term incentive program because restricted stock maintains some value even if our stock price should decrease, and

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  Is cash efficient for the Corporation because, except for the taxes paid on behalf of the executive at the time of vesting in exchange for a corresponding reduction in the number of vested shares, it is paid solely in stock.

Restricted stock awards vest ratably, subject to the executive's continued employment, over three years, with one-third vesting on each of the first, second and third anniversaries of the grant date (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Restricted Stock"). The grant date is the date that the Committee approves the grant, which is customarily at its May meeting (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Grant Date").

Performance Awards

Performance awards provide an incentive for executives to earn full-value shares based upon U. S. Steel's total shareholder return over a three-year performance period. The Committee believes performance awards satisfy certain of the Committee's long-term incentive compensation objectives because they:

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  Are performance based, rewarding the executives based on the Corporation's total shareholder return versus that of a peer group of companies,

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  Consider the historically cyclical nature of our business and provide stability to our long-term incentive program because they reward stock price performance versus our peer group of companies, thereby rewarding relative stock price performance rather than general stock market performance,

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  Promote a long-term perspective among executives because of the three-year performance period,

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  Are cash efficient for the Corporation because, except for the taxes paid on behalf of the executive at the time of vesting in exchange for a corresponding reduction in the number of vested shares, they are paid solely in stock, and

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  Are tax efficient for the Corporation because they satisfy the requirements of Section 162(m) of the Internal Revenue Code.

Performance awards are earned based upon the Corporation's total shareholder return, defined as stock price appreciation plus dividends, versus that of our peer group of companies over a three-year performance period (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards"). The awards are paid in shares up to a maximum of 200 percent of target upon the achievement of total shareholder return equal to or exceeding the 75th percentile of the peer group of companies. The target number of shares is paid for achieving the 50th percentile, and the threshold payment of 50 percent of target is paid for achieving a shareholder return equal to the 25th percentile of the peer group of companies. Absent the Committee's exercise of downward discretion, an interpolated number of shares is paid for performance between threshold and target, and between target and maximum, and no shares are paid for total shareholder return below the 25th percentile.

Grants are customarily made at the Committee's May meeting (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Grant Date") using a three-year performance period that has as its beginning the third business day following the release of the Corporation's earnings for the first quarter of the grant year. Each performance period ends on the twelfth business day following the release of first quarter earnings for the year that is three years after the grant year. The Committee will compare the average stock prices of U. S. Steel and its peer group of companies over the ten business days (third business day through the twelfth business day) following the release of earnings at the beginning of the performance period with the relevant average stock prices for the corresponding ten business days at the end of the performance period. (For a more detailed discussion, see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards.") The Committee chose to use these two measurement periods to assure that the beginning and ending measurements will occur after the market has absorbed the Corporation's latest earnings information and to alleviate any concerns that shareholders may have regarding the timing of the release of material information in connection with the determination of executive compensation.

Performance Restricted Stock

With the transition to the new executive compensation programs (see "Executive Compensation Objectives," above), the Committee recognized that, as executives would transition from receiving long-term incentive grants that vested annually to receiving stock option and restricted stock grants that would vest ratably over three years and grants of performance awards that would vest after three years, there would be a gap in the value of the long-term incentives vesting during the first two years under the new programs and a corresponding reduction to the retention incentives for those years. In 2005, in anticipation of the transition to the new market-based executive compensation programs beginning in 2006, the Committee determined that it would make a one-time "transition" grant of performance restricted stock under the 2002 Stock Plan to bridge the transition-caused vesting gap and to provide valuable retention incentives during the initial years of the new programs. The transition grant of performance restricted stock, whose performance criteria were determined by the Committee to have been satisfied based upon 2005 performances, will vest ratably over the first two years of the new executive compensation programs with one-half vesting in May 2007 and the other half vesting in May 2008, subject in each case to the executive's continued employment. (See footnote 2 to the "Summary Compensation Table," footnote 2 to the "Outstanding Equity Awards At Fiscal Year-End" table and "Potential Payments Upon Termination—Discussion of Compensation Elements—Performance Restricted Stock.")

Stock Ownership and Retention Policy

In connection with the revisions to the Corporation's executive compensation program, U. S. Steel has adopted a comprehensive stock ownership and retention policy designed to support a culture of ownership among its executives, and certain non-executives, for the purpose of better aligning their interests with those of the Corporation's shareholders. The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Corporation's shareholders. The policy complements the Corporation's equity compensation program, thereby continually increasing the share ownership levels of our executives and providing clear guidelines as to what executives can expect to realize for compensation purposes. The program consists of two elements:

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  Stock ownership requirements, and

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  Stock retention requirements.

Our stock ownership policy requires our executives to accumulate and retain a minimum level of ownership in U. S. Steel common stock commensurate with their positions and salaries. Executives are required to meet the ownership guideline requirements within five years of their promotion to one of these three categories:

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  The Chief Executive Officer is required to hold a number of shares equal in value to five times the salary market reference point for his or her position,

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  The other executives on the Corporation's Executive Management Committee are required to hold a number of shares equal in value to three times the salary market reference points for their positions, and

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  All other members of executive management are required to hold a number of shares equal in value to the salary market reference points for their positions.

Once the ownership requirement is met, each executive is further expected to retain at least 25 percent of all additional shares realized through the exercise of stock options and the vesting of restricted shares and performance shares (after reduction for applicable exercise costs and taxes) until the executive is eligible for retirement and he or she receives consent from the Chief Executive Officer to dispose of these shares. Our stock retention policy ensures a continual increase in share ownership during an executive's tenure with the Corporation.

The Committee's consultant studied ownership programs at the peer group of companies and at companies in the broader market. While either element of the program (ownership or retention) alone would be regarded as a market-based stock ownership program for executives, the combined approach is considered to be rigorous in that it goes beyond what the peer group of companies or other large Fortune 500 companies typically use. The Committee believes this program establishes a balance between equity compensation and equity ownership by clearly setting the stock ownership expectations of the Corporation and defining the number of shares that must be retained by the executive in connection with transactions involving the sale of stock obtained pursuant to any long-term incentive program. As of December 31, 2006, all executives have exceeded their share ownership requirements and have complied with the stock retention policy.

Retirement Benefits

In order to attract and retain employees, U. S. Steel believes that it is important to provide its employees with some level of income replacement during their retirements.

Qualified Plans

U. S. Steel's executives participate in the Corporation's two qualified retirement programs, the United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the "Steel Pension Plan") (discussed under "Pension Benefits") and the United States Steel Corporation Savings Fund Plan for Salaried Employees (the "Steel Savings Plan") (discussed under "Summary Compensation Table—Discussion of Summary Compensation Table—All Other Compensation") (together, the "Qualified Pension Programs"). The Qualified Pension Programs are designed to provide eligible employees of U. S. Steel and its affiliates with income during retirement.

Non-Qualified Plans

U. S. Steel provides the following three non-qualified pension programs (together, the "Non-Qualified Pension Programs") to its current executives: the United States Steel Corporation Non Tax-Qualified Pension Plan (the "Non Tax-Qualified Pension Plan"), the United States Steel Corporation Executive Management Supplemental Pension Program (the "Supplemental Pension Program"), and the United States Steel Corporation Supplemental Thrift Program (the "Supplemental Savings Program"). The Non-Qualified Pension Programs (discussed in greater detail under "Pension Benefits" and "Nonqualified Deferred Compensation") are designed to provide retirement benefits to executives and certain non-executives of U. S. Steel and its affiliates. Retirement benefits provided to our Chief Executive Officer have been compared to those provided to chief executive officers among our peer group of companies. When expressed as a percent of pre-retirement base salary and short-term incentive, our Chief Executive Officer's retirement benefits were found to be reasonable and within the range of benefits provided to other peer group chief executive officers.

The purposes of the Non Tax-Qualified Pension Plan and the Supplemental Savings Program are to compensate individuals for the loss of benefits under the Steel Pension Plan and Steel Savings Plan, respectively, that occurs due to certain limits established under, or that are required by, the Internal Revenue Code ("Code"). The formulas under these Non-Qualified Pension Programs are approximately equal to the formulas under the respective Qualified Pension Programs.

The purpose of the Supplemental Pension Program is to provide pension benefits for executives and certain non-executives with respect to compensation paid under the short-term incentive compensation plans maintained by the Corporation, its subsidiaries, and its joint ventures since a significant portion of an executive's annual cash compensation is comprised of at risk incentive payments, which are awarded based on the Corporation's performance in a given year. (See the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table.") By providing a retirement benefit based on pay earned through the incentive compensation plans, U. S. Steel avoids the incongruity of expecting its executives to take more of their cash compensation in the form of variable, incentive-based compensation and, as a result, having its executives receive less replacement income as a percent of cash compensation.

Without these Non-Qualified Pension Programs, the comparative income replacement ratio for executives of U. S. Steel would be significantly less than the income replacement ratio for most non-executives who are covered only under the Qualified Pension Programs. The Committee believes it is important to its attraction and retention objectives to provide a fair income replacement for executives in retirement.

The provision of benefits under the Non-Qualified Pension Programs is subject to service-based and/or age-based restrictions. For example, unless the Corporation consents, benefits are not paid under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program if the executive voluntarily terminates employment prior to the attainment of 60 years of age. U. S. Steel believes these restrictions help to support its retention objectives.

Letter Agreements

Generally, U. S. Steel employs letter agreements only under special circumstances, for example, as an inducement to work for U. S. Steel or to accept a special assignment, or as compensation for delaying a retirement or foregoing something of value. Both Mr. Surma and Mr. Sandman have letter agreements under which U. S. Steel is obligated to provide certain benefits. (For detailed descriptions of Mr. Surma's and Mr. Sandman's letter agreements, see the discussion under "Pension Benefits—Letter Agreements.") The Agreement with Mr. Surma was entered into as an inducement for him to join an affiliate of U. S. Steel in 1997 and was assumed by U. S. Steel in connection with its 2001 separation from Marathon Oil Corporation and Mr. Surma's agreement to transfer to U. S. Steel. The agreement with Mr. Sandman compensates him for foregoing the early retirement benefits he was eligible to elect under the early retirement option offered to employees of USX Corporation in 2001 in connection with the separation of U. S. Steel from Marathon Oil Corporation.

The Committee believes that it may need to enter into agreements like those described above from time to time in order to attract experienced professionals into high-level positions, adequately staff certain positions, or retain key employees.

Other Compensation

Severance Agreements

The Corporation has change in control severance agreements in place for all executive officers. The Committee believes that these arrangements play an important role in allowing our executives to remain indifferent when considering opportunities for the Corporation that may be good for the shareholders but may negatively impact their job security. The Committee believes these agreements may help to secure the continued employment and dedication of our executives under such circumstances. With the exception of a possible payment in connection with the incurrence of an excise tax obligation (see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Excise Tax Gross-Up"), these payments are only triggered upon the occurrence of both a change in control of the Corporation and a termination of an executive's employment. See "Potential Payments Upon Termination or Change in Control" for additional information regarding the key terms and provisions and the quantification of these benefits to executives.

Perquisites

We provide a limited number of benefits to our executives that we consider perquisites within the Securities and Exchange Commission's definition. We provide them for four reasons. They either (1) facilitate the executives' ability to do their jobs without undue distractions or delays (e.g. parking spaces in our headquarters building), (2) have clear business-related components which benefit the Corporation (e.g. club memberships, which facilitate the entertainment of customers, suppliers and other business associates), (3) provide a measure of safety unavailable elsewhere (e.g. limited personal use of corporate aircraft), or (4) provide assistance in handling the financial intricacies of our compensation programs (e.g. financial planning and tax assistance). Our executives bear significant responsibilities in a very competitive and historically cyclical industry, and we believe that these benefits are appropriate for executives but impractical to provide to all employees. Such benefits maximize the safe and efficient use of our executives' time, and by facilitating the cementing of commercial relationships, provide a significant benefit to the Corporation and its shareholders at an immaterial cost.

Other Benefit Programs

U. S. Steel's executives participate in many of the benefits provided to its employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. Under the insurance benefits, certain employees, including the named executive officers, have been offered the U. S. Steel Variable Universal Life Insurance program, a form of company-provided life insurance as an alternative to the Corporation's basic life insurance coverage. U. S. Steel believes these benefits support its overall attraction and retention objectives.

Accounting and
Tax Matters

For a discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 12 to the Financial Statements in our annual report filed on Form 10-K for the year ended December 31, 2006.

Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million in any taxable year. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. All short-term incentive payments and all compensation attributable to stock option exercises and performance restricted stock vesting during 2006 satisfied the requirements for deductibility under Section 162(m). The portion of Mr. Surma's salary in excess of $1 million for 2006 does not qualify as performance-based compensation under Section 162(m) and is not deductible by the Corporation. In 2006, only Mr. Surma had non-performance based compensation that exceeded the $1 million threshold described above.

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation.

In 2007, one-third of the service-vesting restricted stock grants made in 2006 will vest. Because these restricted shares do not satisfy the Section 162(m) exception for qualified performance-based compensation, to the extent the compensation attributable to these vested shares causes any of our most highly compensated executives to exceed $1 million in compensation that is not performance-based for 2007, the portion of such compensation exceeding $1 million will not be deductible by the Corporation. The non-deductibility of compensation attributable to time-vested restricted stock was one of the factors the Committee considered in deciding to limit grants of restricted stock to one-third of overall equity compensation.

Summary Compensation Table

The following table sets forth certain compensation information for U. S. Steel's Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers who were serving as executive officers at the end of 2006 for services rendered to U. S. Steel and its subsidiaries during 2006:

Executive & Principal Position	Year	Salary ($)		Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

J. P. Surma	2006	$1,015,008		$1,459,709	$1,416,388	$2,450,000	$2,170,506	$128,380	$8,639,991
Chairman of the Board and Chief Executive Officer

J. H. Goodish	2006	$611,676		$706,263	$639,533	$1,150,000	$2,882,511	$103,268	$6,093,251
Executive Vice President & Chief Operating Officer

D. D. Sandman	2006	$568,260		$436,357	$490,003	$950,000	$1,153,459	$124,153	$3,722,232
Vice Chairman and Chief Legal & Administrative Officer, General Counsel and Secretary

G. R. Haggerty	2006	$500,004		$424,582	$453,478	$975,000	$1,214,131	$71,666	$3,638,861
Executive Vice President & Chief Financial Officer

D. H. Lohr	2006	$433,177	*	$295,283	$285,803	$650,000	$1,149,222	$158,201	$2,971,686
Senior Vice President-European Operations

*
Includes foreign service premium.

(1)
Stock and option award grant date values are computed in accordance with FAS 123(R), as described in the Corporation's Financial Statements for the year ended December 31, 2006 and filed on Form 10-K.

(2)
Stock Awards

Executive	Award	Number of Shares Awarded *	Grant Date Fair Market Value **		Vesting Terms	2006 Compensation Expense **

J. P. Surma	2006 Restricted Stock Award (a)	24,300		$65.40	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	309,015 154,508 103,005
	2006 Performance Award (b)	28,000		$63.74	May 26, 2009		$368,371
	2005 Performance Restricted Stock Award (c)	14,200 17,000	$ $	40.37 40.37	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$ $ $	238,856 171,573 114,382
	Total Stock Awards						$1,459,709

J. H. Goodish	2006 Restricted Stock Award (a)	9,600		$65.40	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	122,080 61,040 40,693
	2006 Performance Award (b)	11,100		$63.74	May 26, 2009		$146,033
	2005 Performance Restricted Stock Award (c)	7,000 13,000	$ $	40.37 40.37	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$ $ $	117,746 131,203 87,468
	Total Stock Awards						$706,263

D. D. Sandman	2006 Restricted Stock Award (a)	6,300		$65.40	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	80,115 40,058 26,705
	2006 Performance Award (b)	7,300		$63.74	May 26, 2009		$96,040
	2005 Performance Restricted Stock Award (c)	5,500 6,000	$ $	40.37 40.37	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$ $ $	92,515 60,555 40,370
	Total Stock Awards						$436,357

G. R. Haggerty	2006 Restricted Stock Award] (a)	6,300		$65.40	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	80,115 40,058 26,705
	2006 Performance Award (b)	7,300		$63.74	May 26, 2009		$96,040
	2005 Performance Restricted Stock Award (c)	4,800 6,000	$ $	40.37 40.37	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$ $ $	80,740 60,555 40,370
	Total Stock Awards						$424,582

D. H. Lohr	2006 Restricted Stock Award (a)	4,800		$65.40	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	61,040 30,520 20,347
	2006 Performance Award (b)	5,500		$63.74	May 26, 2009		$72,359
	2005 Performance Restricted Stock Award (c)	2,700 3,900	$ $	40.37 40.37	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$ $ $	45,416 39,361 26,241
	Total Stock Awards						$295,283

  *
  In the case of the 2006 Performance Awards, the Number of Shares Awarded is the target number of shares for that award. The corresponding 2006 Compensation Expense includes an adjustment to that target pursuant to a Monte Carlo simulation, as explained in footnote (b) below.

  **
  2005 grants were made on May 24, 2005, and 2006 grants were made on May 30, 2006. The 2006 Compensation Expense recognizes the proportion of the full vesting period which occurred in 2006.

  (a)
  A time-based restricted stock grant which vests ratably over a three-year period (as shown), subject to pro-rata vesting for employment during the vesting period, which pays quarterly dividends at a non-preferential rate (currently $0.20/share), and which carries voting privileges.

  (b)
  A performance award grant which vests in 2009 after a three-year performance period. The ultimate payout is projected to be, based on a Monte Carlo simulation, at 106.15 percent of the target award. The award is subject to pro-rata vesting for employment during the vesting period, with payout based upon the rank of our total shareholder return as compared to the total shareholder return for the companies in our peer group. The award does not pay dividends or carry voting privileges.

  (c)
  In May 2005, the Compensation & Organization Committee granted performance restricted stock under the 2002 Stock Plan. In May 2006, the Committee determined that the performance criteria had been satisfied and a portion of the performance restricted stock awards vested on May 30, 2006. The remaining shares are scheduled to vest ratably as shown. The restricted stock pays quarterly dividends at a non-preferential rate (currently $0.20/share) and carries voting privileges.

(3)
Option Awards

Executive	Award	Number of Options Awarded	Grant Date Fair Market Value **	Vesting Terms	2006 Compensation Expense **

J. P. Surma	2006 Stock Option Award (d)	54,400	$27.05	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	286,129 143,064 95,376
	2005 Stock Option Award (e)	146,500	$14.61	May 24, 2006		$891,819
	Total Stock Option Awards					$1,416,388

J. H. Goodish	2006 Stock Option Award (d)	21,500	$27.05	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	113,084 56,542 37,695
	2005 Stock Option Award (e)	71,000	$14.61	May 24, 2006		$432,213
	Total Stock Option Awards					$639,533

D. D. Sandman	2006 Stock Option Award (d)	14,200	$27.05	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	74,688 37,344 24,896
	2005 Stock Option Award (e)	58,000	$14.61	May 24, 2006		$353,075
	Total Stock Option Awards					$490,003

G. R. Haggerty	2006 Stock Option Award (d)	14,200	$27.05	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	74,688 37,344 24,896
	2005 Stock Option Award (e)	52,000	$14.61	May 24, 2006		$316,550
	Total Stock Option Awards					$453,478

D. H. Lohr	2006 Stock Option Award (d)	10,700	$27.05	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$ $ $	56,279 28,140 18,760
	2005 Stock Option Award (e)	30,000	$14.61	May 24, 2006		$182,625
	Total Stock Option Awards					$285,803

  **
  2005 grants were made on May 24, 2005, and 2006 grants were made on May 30, 2006. The 2006 Compensation Expense recognizes the proportion of the full vesting period which occurred in 2006.

  (d)
  2006 Option awards have a 10-year term and vest ratably over a three-year period, as shown, subject to pro-rata vesting for employment during the vesting period.

  (e)
  2005 Option awards have an eight-year term and vested over a one-year service period that ended on May 24, 2006.

(4)
These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation basis that accrued to each executive in 2006 under the Corporation's Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program. Key assumptions used for the pension calculations include a 5.75 percent discount rate and a 100 percent lump sum benefit election for all plans, and unreduced benefit age which is age 62 for the Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program. These amounts exclude benefits to be paid from plans of formerly affiliated companies.

(5)
Components of All Other Compensation are as follows:

		ALL OTHER COMPENSATION
Executive	Year	Life Insurance Premiums(a)	Steel Savings Plan Contributions(a)	Supplemental Savings Program Accruals(a)	Foreign Service Payments & Benefits(a)	Perquisites(b)	TOTAL

J. P. Surma	2006	$33,998	$11,000	$49,900	$—	$33,482	$128,380
J. H. Goodish	2006	$36,201	$13,200	$23,500	$—	$30,367	$103,268
D. D. Sandman	2006	$36,214	$13,200	$20,895	$—	$53,844	$124,153
G. R. Haggerty	2006	$15,432	$13,200	$16,800	$—	$26,234	$71,666
D. H. Lohr	2006	$12,485	$13,200	$9,401	$112,575	$10,540	$158,201

(a)
The amounts shown for other personal benefits are the amounts paid or accrued.

(b)
Perquisites include financial planning, tax preparation, personal aircraft usage, personal automobile usage, club memberships and parking expenses.

Discussion of the
Summary
Compensation
Table

Salary

The salaries of executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary adjustments are based on an evaluation of an executive's performance and level of pay compared with comparable salary levels at the companies we use as a peer group for compensation purposes.

Stock Awards

The grant date fair market value used to calculate compensation expense in accordance with Financial Accounting Standards Board No. 123(R), "Share Based Payments" (FAS 123(R)) is $65.40/share for our 2006 restricted stock grants, $63.74/share for our 2006 performance award grants and $40.47 for our 2005 performance restricted stock grants. For further detail see footnote 2 to the "Summary Compensation Table" and our report on Form 10-K for the year ended December 31, 2006, Financial Statement Footnote 12.

Option Awards

The grant date fair market value used to calculate compensation expense in accordance with FAS 123(R) is $27.05/share for our 2006 stock option grants. For further detail see footnote 3 to the "Summary Compensation Table" and our report on Form 10-K for the year ended December 31, 2006, Financial Statement Footnote 12.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation benefits are referred to within these executive compensation discussions as short-term incentive awards and relate to awards granted pursuant to the 2005 Annual Incentive Compensation Plan, approved by the Corporation's shareholders on April 26, 2005. For a discussion of the program, the performance measures, the 2006 target performances, the 2006 target awards, and the 2006 award amounts, see "Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards."

Change in Pension Value & Nonqualified Deferred Compensation Earnings

The values shown under this column reflect for each executive the value of pension benefits and nonqualified deferred compensation benefits earned in the most recently completed year. The amounts shown include any enhancements to the benefit formulas provided through letter agreements with the Corporation and exclude any benefits earned under plans of formerly affiliated companies. The present value of the accumulated benefit for each executive, reflecting all benefits earned as of December 31, 2006 by the executive under each plan or letter agreement, is reflected in the table located under "Pension Benefits."

All Other Compensation

The components of 2006 All Other Compensation are shown in footnote 5 to the "Summary Compensation Table" and include the following:

  •
  Life Insurance Premiums that are paid to provide life insurance protection in lieu of basic life insurance under the Corporation's insurance program. Premiums are calculated based on factors such as age and the amount of coverage provided. The program is designed to pay premiums to the insurance company until the executive reaches age 62 unless the employee terminates employment without retiree life eligibility.

  •
  Steel Savings Plan Contributions that are made by U. S. Steel in the form of the Corporation's common stock to the executive's account in the Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a "401(k) plan") during the most recently completed fiscal year. The Steel Savings Plan is available to all non-represented, domestic employees of U. S. Steel and certain of its subsidiaries and affiliates. Enrollment is voluntary and is available after the participant attains one full calendar month of service. The plan is designed to allow employees to supplement their retirement income. The Corporation supports the Steel Savings Plan by matching its employees' contributions up to certain limits. An employee's eligibility for additional matching contributions increases over time as the employee attains more years of service. As with the Steel Pension Plan, longer service results in higher rewards.

  •
  Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation's matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions (see discussion under "Nonqualified Deferred Compensation").

  •
  Foreign Service Payments and Benefits are allowances, reimbursements, and tax gross-ups and settlements associated with foreign service.

  •
  Perquisites, i.e., personal aircraft and automobile usage, club memberships, financial planning and tax preparation services, parking expenses, and other minor personal benefit expenses.

Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair value shown under Stock Awards.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
								Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Exercise Price of Option Awards (4) ($/Share)	Grant Date Fair Value of Stock and Option Awards (5) ($)

J. P. Surma	5/30/2006	$689,005	$1,378,010	$2,962,722	14,000	28,000	56,000	24,300	54,400	$65.400	$4,955,220
J. H. Goodish	5/30/2006	$330,756	$661,513	$1,422,252	5,550	11,100	22,200	9,600	21,500	$65.400	$1,960,441
D. D. Sandman	5/30/2006	$287,370	$574,740	$1,235,691	3,650	7,300	14,600	6,300	14,200	$65.400	$1,290,048
G. R. Haggerty	5/30/2006	$257,502	$515,004	$1,107,259	3,650	7,300	14,600	6,300	14,200	$65.400	$1,290,048
D. H. Lohr	5/30/2006	$185,256	$370,511	$796,600	2,750	5,500	11,000	4,800	10,700	$65.400	$975,485

(1)
Performance award grant which vests in 2009 after a three-year performance period, subject to pro-rata vesting for employment during the performance period, with payout based upon the rank of our total shareholder return compared to the total shareholder return for the companies in the peer group, and which does not pay dividends or carry voting privileges.

(2)
Time-based restricted stock grant which vests over a three-year period (1/3 on May 30, 2007, 1/3 on May 30, 2008 and 1/3 on May 30, 2009), subject to pro-rata vesting for employment during the vesting period, which pays quarterly dividends at a non-preferential rate, currently $.20/share, and which carries voting privileges.

(3)
Option awards have a 10-year term and vest over a three-year period (1/3 on May 30, 2007, 1/3 on May 30, 2008, and 1/3 on May 30, 2009), subject to pro-rata vesting for employment during the vesting period.

(4)
Exercise Price of Option Awards is the fair market value (average of the high and low) stock price on the grant date, in accordance with the 2005 Stock Incentive Plan as approved by the shareholders. The closing price on May 30, 2006 was $64.45 and was below the exercise price.

(5)
Represents the full grant date fair value for the equity incentive awards, stock awards and option awards, calculated in accordance with FAS 123(R) as described in the Form 10-K for the year ended December 31, 2006, Financial Statement Footnote 12.

Discussion of the
Grants of Plan-Based
Awards Table

Grant Date

Our equity-based awards are considered for grant by the Compensation & Organization Committee ("the Committee") and, if approved, customarily are granted at the Committee's May meeting. They are not timed in any way with the release of material non-public information. The exercise price for option awards is set at the average of the high and low stock price on the grant date. The date of grant is the date that the Committee approves the grant.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Our executive officers receive non-equity incentive compensation under our 2005 Annual Incentive Compensation Plan, which was approved by the Corporation's shareholders in 2005. For a discussion of the program, the 2006 performance measure targets and the 2006 award amounts see "Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards." The performance measures are discussed below. The Committee has the discretion to reduce the amount of an executive's incentive compensation related to performance under any and all performance measures otherwise earned.

Return on Capital Employed (ROCE)

Return on Capital Employed accounts for 80 percent of an executive's overall target award. It is calculated annually by dividing our annual income from operations (excluding certain major charges or credits for items such as business dispositions, asset sales, asset impairments, and workforce reductions) by average capital employed in the business. Capital employed is calculated using quarterly averages of the sum of receivables; inventories; net property, plant and equipment; less accounts payable. For 2006, the performance range established for the ROCE measure was 7.5 percent to 22.5 percent with a target performance of 15 percent.

Shipment Tons

Shipment Tons are defined as the total tons of steel products we ship worldwide during the year, and this measure accounts for 20 percent of an executive's overall target award. For 2006 the performance range was 17.7 to 26.5 million tons with a performance target of 22.1 million tons.

Citizenship Measures

The citizenship measures are safety performance, workforce diversity and environmental emissions improvement; each acts as a modifier (plus or minus 5% of the target award) to the award amount. Safety performance means annual improvement in serious workforce injuries among domestic and expatriate employees that prevent an employee from returning to work for 45 days or more. Workforce diversity means annual improvement in the ratio of minority and female domestic and expatriate employees to all domestic and expatriate employees. Environmental emissions improvement means improvement in the number of occurrences of noncompliant air and water emissions.

Estimated Future Payouts Under Equity Incentive Plan Awards

Under the 2005 Stock Incentive Plan, which the shareholders approved on April 26, 2005, the Committee approved the Long-Term Incentive Compensation Program, which enables executives to receive grants of options, restricted stock, and performance awards. We have not engaged in any repricing or other material modification of any outstanding option or other equity-based award under the plan.

Performance Awards

Performance award grants were made on May 30, 2006, to all executives. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the "performance period") on the date the Committee meets to determine the Corporation's actual performance for the performance period. The 2006 performance period began on the third business day following the public release of the Corporation's earnings for the first quarter of 2006 (April 28, 2006) and will end the earlier of (i) the end of the twelfth business day following the public release of the Corporation's earnings for the first quarter of 2009 or (ii) the date of a change in control of the Corporation. Performance award shares do not pay dividends or carry voting privileges. Performance award payouts are based on the Corporation's total shareholder return (TSR) compared to the TSR for each company in a 30-company peer group. Definitions and calculations used in determining the TSR are as follows:

(a)
Average Measurement Period Price = the average of the fair market values (average of the high and low stock prices on each trading day) for the ten business day period beginning on the third business day following the public release of earnings for the first quarter of a fiscal year (the "Measurement Period").

(b)
Initial Price = the Average Measurement Period Price for the initial Measurement Period which follows the first quarter of the grant date year.

(c)
Final Price = the Average Measurement Period Price for the final Measurement Period which follows the first quarter of the third fiscal year succeeding the grant date year.

(d)
Annualized TSR = ((Final Price + all dividends paid during the relevant performance period)/Initial Price)^(1/3)-1. The use of the cube root ("^(1/3)") in the calculation of Total Shareholder Return effectively restates the return as an annual rate of return; that is, if the Total Shareholder Return for the three-year performance period was 45 percent, this calculation would state the Total Shareholder Return as an annual return rate of approximately 13 percent. The Committee believes a comparison of annual rates of return facilitates the ability to keep the rates of return in perspective.

Award payouts are determined based on the rank of our TSR compared to the TSRs of the companies in our designated peer group. No payouts are made if our TSR ranks below the 25th percentile; the payout is 50 percent of target (the threshold award) if our TSR rank is at the 25th percentile; the payout is 100 percent of target (the target award) if our TSR rank is at the 50th percentile; and the payout is 200 percent of target (the maximum award) if our TSR rank is at or above the 75th percentile. Interpolation is used to determine actual awards for performance between the threshold and target and target and maximum award levels.

For the 2006 performance award grants, our peer companies are:

AK Steel Holding Corporation	Masco Corporation
Alcan Inc.	MeadWestvaco Corporation
ALCOA Inc.	Navistar International Corporation
Caterpillar Inc.	Nucor Corporation
Dana Corporation	PACCAR Inc
Deere & Company	Phelps Dodge Corporation
E. I. du Pont de Nemours and Company	PPG Industries, Inc.
Eastman Chemical Company	Sunoco, Inc.
Eaton Corporation	Textron Inc.
Georgia-Pacific Corporation	The Goodyear Tire & Rubber Company
Hess Corporation	The Timken Company
Ingersoll-Rand Company Limited	Union Pacific Corporation
International Paper Company	Visteon Corporation
Johnson Controls, Inc.	Weyerhaeuser Company
Lear Corporation	Whirlpool Corporation

The Committee may not increase performance awards but retains discretion to reduce any and all award amounts to an amount below the amount that would be payable as a result of performances measured against the target performances.

Stock Awards: Number of Shares of Stock

Restricted stock grants were made on May 30, 2006 to all executives. They are time-based awards and vest over a three-year period with 1/3rd of the granted shares vesting on May 30, 2007; an additional 1/3rd of the shares vesting on May 30, 2008; and the remaining 1/3rd of the shares vesting on May 30, 2009; subject to continued employment on the vesting dates (a portion of the shares may vest upon a termination of employment prior to the next vesting date—see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Restricted Stock").

All Other Option Awards: Number of Securities

Option grants were made on May 30, 2006 to all executives. They are time-based, with a ten-year term, and vest over a three-year period with 1/3rd of the granted shares vesting on May 30, 2007; an additional 1/3rd of the shares vesting on May 30, 2008; and the remaining 1/3rd of the shares vesting on May 30, 2009; subject to continued employment on the vesting dates (a portion of the shares may vest upon a termination of employment prior to the next vesting date—see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Stock Options").

Exercise Price of Option Awards

The exercise price of option grants is the fair market value (average of the high and low stock prices) on the date of grant. For the May 30, 2006 grant, the $65.40 exercise price exceeded the closing market price of $64.45.

Grant Date Fair Value of Stock and Option Awards

The restricted stock, performance award and option values included in the Grant Date Fair Value column of this table are computed in accordance with FAS 123(R) as described in the Form 10-K for the year ended December 31, 2006, Financial Statement Footnote 12. The restricted stock shares pay quarterly dividends at a non-preferential rate, currently $0.20 a share, and carry voting privileges; the value of these dividends is reflected in the fair value of the restricted stock grant.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. P. Surma	300,000 146,500	54,400	$ $ $	29.540 40.370 65.400	5/25/2012 5/24/2013 5/30/2016	41,300	$3,020,682	28,000	$2,047,920

J. H. Goodish	60,000 71,000	21,500	$ $ $	29.540 40.370 65.400	5/25/2012 5/24/2013 5/30/2016	22,600	$1,652,964	11,100	$811,854

D. D. Sandman	0 0	14,200	$ $ $	29.540 40.370 65.400	5/25/2012 5/24/2013 5/30/2016	12,300	$899,622	7,300	$533,922

G. R. Haggerty	100,000 52,000	14,200	$ $ $	29.540 40.370 65.400	5/25/2012 5/24/2013 5/30/2016	12,300	$899,622	7,300	$533,922

D. H. Lohr	30,000	10,700	$ $	40.370 65.400	5/24/2013 5/30/2016	8,700	$636,318	5,500	$402,270

(1)
Options granted in May 2006 vest over a 3-year period (1/3 on May 30, 2007, 1/3 on May 30, 2008 and 1/3 on May 30, 2009), subject to pro-rata vesting for employment during the vesting period.

(2)
2005 performance restricted stock grant which vests 50 percent on May 24, 2007 and 50 percent on May 24, 2008, and 2006 restricted stock grant which vests over a 3-year period (1/3 on May 30, 2007, 1/3 on May 30, 2008 and 1/3 on May 30, 2009), the latter of which is subject to pro-rata vesting for employment during the vesting period.

(3)
Performance awards vest in 2009 after a 3-year performance period, subject to total shareholder return performance and employment service during the performance period. Based upon the dividends reported since the beginning of the performance period through December 31, 2006 and the Corporation's and peer group of companies' closing stock prices on December 29, 2006, we estimate that the Corporation has performed at the 48th percentile through December 31, 2006. Using the next highest performance level (threshold at the 25th percentile, target at the 50th percentile, or maximum at the 75th percentile), the number of shares presented is the number of shares that could be awarded were the Corporation to perform at target.

Option Exercises and Stock Vested

During 2006, as a result of stock option exercises and the vesting of restricted stock awards, the following shares were acquired and value realized from grants made in years prior to 2006:

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. P. Surma	100,000	$3,687,562	14,200	$928,680
J. H. Goodish	46,500	$1,823,414	7,000	$457,800
D. D. Sandman	88,000	$2,757,318	5,500	$359,700
G. R. Haggerty	—	$—	4,800	$313,920
D. H. Lohr	34,500	$1,479,483	2,700	$176,580

(1)
Value before taxes and exercise costs.

Pension Benefits

Executive	United States Steel Corporation Plan	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)

J. P. Surma	Steel Pension Plan	5	$248,768	$—
	Non Tax-Qualified Pension Plan	5	$627,637	$—
	Letter Agreement	8	$3,553,639	$—
	Supplemental Pension Program	5	$1,892,026	$—
	Total		$6,322,070	$—

J. H. Goodish	Steel Pension Plan	37	$1,545,176	$—
	Non Tax-Qualified Pension Plan	37	$1,371,262	$—
	Supplemental Pension Program	37	$7,945,703	$—
	Total		$10,862,141	$—

D. D. Sandman	Steel Pension Plan	14	$816,499	$—
	Non Tax-Qualified Pension Plan	14	$1,383,605	$—
	Letter Agreement	3	$564,411	$—
	Supplemental Pension Program	14	$2,904,647	$—
	Total		$5,669,162	$—

G. R. Haggerty	Steel Pension Plan	31	$896,019	$—
	Non Tax-Qualified Pension Plan	31	$757,034	$—
	Supplemental Pension Program	31	$3,454,733	$—
	Total		$5,107,786	$—

D. H. Lohr	Steel Pension Plan	33	$1,034,303	$—
	Non Tax-Qualified Pension Plan	33	$473,817	$—
	Supplemental Pension Program	33	$2,856,000	$—
	Total		$4,364,120	$—

(1)
Service shown represents credited service years used to calculate accrued benefits as of December 31, 2006. In the case of Mr. Surma's Letter Agreement, 8 years represent U. S. Steel's portion of the 15 year supplement. For a discussion of the terms of the Letter Agreements with Mr. Surma and Mr. Sandman see "Letter Agreements" below.

(2)
The calculations represent the net present value of the executive's pension benefits accrued through December 31, 2006. Amounts shown are accumulated benefit obligation values which do not take into account earnings escalation after December 31, 2006. Key assumptions used for the calculations include a 5.75 percent discount rate and a 100 percent lump sum benefit election for all plans. Amounts exclude benefits to be paid from plans of formerly affiliated companies.

Steel Pension Plan

General Description of the Plan As Applicable to Non-Represented Employees

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 ("Steel Pension Plan") provides defined benefits for eligible non-represented, domestic employees who were hired before July 1, 2003. The Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings and career earnings formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions. The Internal Revenue Code (the "Code") limits the amount of pension benefits to be paid from federal income tax-qualified pension plans.

The final earnings benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the five consecutive 12-month calculation periods in which the employee's aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced final earnings benefit under the Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by U. S. Steel, service and earnings for certain purposes include those accrued while working for certain affiliated companies.

The annual normal retirement benefit under the career earnings benefit component is equal to 1.3 percent of total career earnings. Incentive compensation is not considered when determining total career earnings. Benefits commenced prior to attaining certain age and/or service conditions are subject to reduction.

Benefits accrued for each executive for the purpose of calculating both the final earnings and career earnings pensions are limited to base salary (which includes any foreign service premium) as reflected in the Salary column of the Summary Compensation Table. The "Present Value of the Accumulated Benefit" under the Steel Pension Plan for each executive is reflected in the table located under "Pension Benefits."

Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2006. Estimated final average earnings were developed based on the average of the actual salaries paid in the last five of the past ten years prior to December 31, 2006, that produced the highest average. The salary amounts include base wages, excluding incentive compensation. Other key actuarial assumptions regarding the calculations are identified in the footnote to the Pension Benefits table. The number of years of credited service in the Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported as of December 31, 2006.

Non Tax-Qualified Pension Plan

General Description of the Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan is to compensate individuals for the loss of benefits under the Steel Pension Plan that occur due to certain limits established or required under the Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the Steel Pension Plan and the benefits that the executive would have received under the Steel Pension Plan except for the limitations imposed by the Code.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum distribution of both the benefits payable to the executive and the benefits payable to the surviving spouse and/or other survivor upon the named executive's termination of employment. Benefits will not be payable under the Non Tax-Qualified Pension Plan with respect to an executive who terminates employment prior to age 60 unless the Corporation consents to the termination; provided, however, such consent is not required for terminations on account of death or involuntary termination, other than for cause.

Non Tax-Qualified Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Non Tax-Qualified Pension Plan and was based on the same provisions and eligibility status as determined under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 60, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2006. Other key actuarial assumptions regarding the calculations are identified in the footnote to the table located under "Pension Benefits." In addition, Mr. Surma and Mr. Sandman have letter agreements with the Corporation that supplement their pension benefits under this Plan.

Supplemental Pension Program

General Description of the Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program is to provide a pension benefit for executives and certain non-executives who participate in our Steel Pension Plan (see "Compensation Discussion & Analysis—Elements of Executive Compensation—Retirement Benefits—Qualified Plans") with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures.

Executives become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment with at least 15 years of continuous service. Benefits will not be payable under the Supplemental Pension Program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins (when coverage begins after July 31, 2006), unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause.

An executive's average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentives (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) paid or credited to the executive under the 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive's termination. Short-term incentive payments payable for the calendar year in which termination occurs will be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive's highest monthly accrued benefit under the Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Supplemental Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2006 (includes 2006 incentive compensation paid in 2007). Other key actuarial assumptions regarding the calculations are identified in the footnote to the Pension Benefits table. Credited service under the Supplemental Pension Program is the same as under the Steel Pension Plan. Mr. Surma has a letter agreement with the Corporation which supplements his pension benefits under this program.

Letter Agreements

When Mr. Surma joined USX Corporation as an employee of Marathon in 1997, he was provided certain pension benefits in an employment agreement. U. S. Steel has partially assumed the obligation for this employment agreement. The supplemental pension benefits assumed by U. S. Steel consist of the difference between (1) Mr. Surma's enhanced pension benefits determined with incremental service under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program, and (2) his actual pension benefits under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program determined with his actual accrued service. Mr. Surma's enhanced pension benefits are determined by increasing the service he actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension plans for the purpose of calculating his pension benefits. The pension benefits, so calculated, will be paid by the Corporation and Marathon to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

U. S. Steel entered into a retention agreement with Mr. Sandman providing enhanced pension benefits in return for his continued employment through 2006, pursuant to which the Corporation provided a pension upon his retirement equal to the difference between (1) his Steel Pension Plan benefits calculated with his actual service and age at retirement each increased by three years, a $4,800 annual social security supplement payable to the earlier of death or age 62, a lump sum distribution of these pension benefits calculated with the more favorable of the interest and mortality factors applicable to December 31, 2001 retirements or such factors applicable to his actual retirement date, and (2) his Steel Pension Plan benefits at his retirement. In addition, he had the Corporation's consent to retire prior to age 60 with respect to the Non Tax-Qualified Pension Plan and the Supplemental Pension Program. Mr. Sandman retired effective February 28, 2007.

Nonqualified Deferred Compensation

Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the Company matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation ($220,000 in 2006) and annual contributions ($44,000 in 2006). Company matching contributions to the Steel Savings Plan are equal to 100 percent of the amount of the executive's contributions to the Steel Savings Plan (except for catch-up contributions) up to 5 percent - 6 percent of their eligible base salary (depending upon their length of service). Earnings in 2006 include the increase in the value during 2006 of the phantom U. S. Steel common stock (and Marathon Oil Corporation phantom stock received prior to 2002).

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death. Shown in the table below are the accruals under this plan for 2006.

Executive	2006 Company Contributions (1)	2006 Aggregate Earnings (2)	2006 Year-End Aggregate Balance (3)(4)

J. P. Surma	$49,900	$129,193	$408,820
J. H. Goodish	$23,500	$49,626	$160,321
D. D. Sandman	$20,895	$134,186	$401,086
G. R. Haggerty	$16,800	$96,076	$288,341
D. H. Lohr	$9,401	$27,344	$85,755

(1)
Contributions included in the All Other Compensation column of the Summary Compensation Table. (See footnote 5 to that table for detail.)

(2)
Balance at the end of 2006, less 2006 contributions, less balance at the beginning of 2006. Includes dividends.

(3)
Represents U. S. Steel liability only and excludes amounts that are the liability of Marathon based on service prior to the separation on December 31, 2001.

(4)
Contributions in prior years have been reported under All Other Compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive's relevant employment facts at the time of termination. For purposes of the tables and discussions below, we have assumed the following termination scenarios:

Termination
Scenarios

Voluntary Termination (with Consent) or Retirement—(Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation's consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

Respecting long-term incentives, the Committee has discretion to terminate unvested awards upon termination and certain vested option awards if the executive retires before the age of 65. While the Committee always reserves its right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for time served during the current vesting period (for example, seven months worked during the June 2006 to May 2007 vesting period would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2007, with no such pro rata vesting for the shares scheduled to vest after May 2007). Given our assumption under this scenario that the Committee has consented to the executive's retirement, the pro rata vesting discussed above has been applied.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause)—(Column B)

This termination scenario assumes that U. S. Steel does not consent to an executive's request to terminate his or her employment voluntarily prior to age 60 or that U. S. Steel terminates the executive's employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive.

Involuntary Termination (Not for Cause)—(Column C)

Events that could cause U. S. Steel to terminate an executive involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive's services are no longer required due to business conditions.

Change in Control and Termination—(Column D)

All of U. S. Steel's executives have severance agreements, or "change in control agreements." In addition to the benefits paid pursuant to the severance agreements, all long-term incentive awards will vest without regard to employment status, and benefits will be paid according to each benefit plan's provisions following the termination of an executive in connection with a change in control.

The severance agreements expire on December 31, 2007; however, unless notice to the contrary is given to the executive by the Corporation not later than September 1 of each year, his or her agreement will automatically be extended for one year. The agreements are automatically extended for 24 months in the event of a Change in Control (defined below). The following discussion describes the events and circumstances that will trigger payments under the change in control agreements.

Generally, payments are triggered upon the occurrence of both a change in control of the Corporation and termination of the executive. Under the agreements, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (defined below). There is a Good Reason (defined below) termination exception to the contract; however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the change in control must be a 409A Change in Control; see definition below).

Following a Change in Control, if there is a termination by the Corporation (other than for cause or disability) or by the executive for Good Reason, the executive is entitled to the following benefits, most of which are discussed under "Discussion of Compensation Elements," below:

  •
  Accrued compensation and benefits;

  •
  Cash severance;

  •
  Supplemental retirement benefit;

  •
  Active medical;

  •
  Outplacement services,

  •
  Excise tax gross up;

  •
  Supplemental Savings Benefit—equal to the unvested portion of the Corporation's contributions to the executive under the tax-qualified and non tax-qualified savings plans; and,

  •
  Legal fees—reimbursement for monthly legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the agreement or in connection with any tax audit relating to IRC sections 4999 (excise taxes) or 409A (deferred compensation).

A "Good Reason" termination involves a voluntary termination following any of these events:

  •
  An executive is assigned duties inconsistent with his or her position;

  •
  Reduction in base salary;

  •
  Relocation in excess of 50 miles from the executive's current work location;

  •
  Failure to continue all of the Corporation's employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the Corporation to continue the executive's participation therein at amounts and levels relative to other participants;

  •
  Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the agreement; or

  •
  Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A "Change in Control" happens under the agreements if any of the following occurs:

  •
  A person (defined to include individuals, corporations, partnerships, etc.) acquires 20 percent or more of the voting power of the Corporation;

  •
  A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors and (b) a merger involving a division, business unit or subsidiary;

  •
  A change in the majority of the Board of Directors;

  •
  A sale of all or substantially all of the assets of the Corporation; or

  •
  Shareholder approval of a plan of complete liquidation.

A "Potential Change in Control" occurs if:

  •
  The Corporation enters into an agreement that would result in a Change in Control;

  •
  A person acquires 15 percent or more of the voting power of the Corporation;

  •
  There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

  •
  The Corporation's Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A "409A Change in Control" is similar to a Change in Control except that it meets the Section 409A requirements. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 35 percent of the total voting power of the Corporation's stock, while a Change in Control requires a person to acquire 20 percent of the total voting power of the Corporation's stock. A 409A Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the change in control agreement are due to the executive following a 409A Change in Control if:

  •
  There is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason,

  •
  The executive reasonably demonstrates that an Applicable Event has occurred, and

  •
  A 409A Change in Control occurs within twenty-four months following the termination.

An "Applicable Event" (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Internal Revenue Code, payments will be delayed at least six months following the applicable reference date.

As mentioned above and except as discussed in the next sentence, all change in control agreements require a "double trigger" prior to the Corporation incurring any liability under the agreements; that is, all payments under the change in control agreements require (i) a termination and (ii) a Change in Control (or a 409A Change in Control). The one exception to the "double trigger" requirement pertains to the excise tax gross up provision, an obligation that could arise with or without a termination (see "Discussion of Compensation Elements—Excise Tax Gross Up, " below).

Disability—(Column E)

Employees with at least 15 years of continuous service who become totally and permanently disabled prior to age 65 are eligible for termination of employment under a permanent incapacity pension (see "Steel Pension Plan" and "Non Tax-Qualified Pension Plan," below). The present value of benefits for a permanent incapacity type of pension is based on the Disabled Life Expectancy Tables (wage and salaried) based on U. S. Steel experience, made gender neutral, on a nine-to-one male/female ratio, using a 2.75 percent Pension Benefit Guaranty Corporation interest rate.

Death—(Column F)

If an employee with at least 15 years of service dies while actively employed, benefits under U. S. Steel's qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death (see "Discussion of Compensation Elements—Steel Pension Plan" and "Discussion of Compensation Elements—Non Tax-Qualified Pension Plan" below).

Potential
Payments
Upon
Termination
Tables

Below are tables developed using the above termination scenarios and an estimation of the amounts that would be payable to each named executive officer under the relevant scenario. A discussion of each of the types of compensation follows the tables (see "Discussion of Compensation Elements"). The estimated present values of the benefits provided to the named executives under each of these termination scenarios by the Corporation, the Qualified Pension Programs, or the Non-Qualified Pension Programs are shown using the following assumptions:

  1.
  Unless otherwise noted, the tables reflect amounts that would have been payable (subject to section 409A restrictions) at, following, or in connection with a termination of employment, whose triggering event occurred on December 31, 2006;

  2.
  The stock price used for valuation purposes is the closing stock price on December 29, 2006, which was $73.14;

  3.
  The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, made gender neutral on a nine to one male/female ratio; and

  4.
  The December 31, 2006 Pension Benefit Guaranty Corporation interest rate of 2.75 percent is used to determine lump sum payments.

		A	B	C	D	E	F
Executive	Compensation Elements	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability(4)	Death

J. P. Surma	Severance, Short- & Long-Term
	Cash Severance	$—	$—	$318,002	$8,330,024	$—	$—
	Short-Term Incentive	$2,450,000	$—	$—	$—	$2,450,000	$2,450,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$81,872	$—	$—	$421,056	$81,872	$81,872
	Restricted Stock (5)	$345,587	$—	$—	$1,777,302	$345,587	$345,587
	Performance Award (5)(6)	$398,207	$—	$—	$2,047,920	$398,207	$398,207
	Performance Restricted Stock (7)	$362,653	$—	$—	$1,243,380	$362,653	$362,653

	SubTotal	$3,638,318	$—	$318,002	$13,819,682	$3,638,318	$3,638,318

	Benefits
	Steel Pension Plan	$181,560	$181,560	$256,088	$181,560	$209,611	$140,704
	Non Tax-Qualified Pension Plan	$435,741	$—	$612,903	$435,741	$502,643	$331,684
	Supplemental Pension Program	$—	$—	$—	$—	$—	$—
	Supplemental Savings Program	$408,820	$408,820	$408,820	$408,820	$408,820	$408,820
	Letter Agreement	$9,835,221	$6,202,083	$12,846,212	$9,835,221	$10,138,076	$9,201,484
	Universal Life Insurance Protection	$—	$—	$—	$115,068	$115,068	$2,080,000
	Active Medical	$—	$—	$—	$38,106	$—	$—
	Supplemental Retirement Benefit	$—	$—	$—	$5,581,105	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$5,294,707	N/A	N/A

	SubTotal	$10,861,342	$6,792,463	$14,124,023	$21,905,328	$11,374,217	$12,162,692

	TOTAL	$14,499,660	$6,792,463	$14,442,025	$35,725,010	$15,012,535	$15,801,009

		A	B	C	D	E	F
Executive	Compensation Elements	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability(4)	Death

J. H. Goodish	Severance, Short- & Long-Term
	Cash Severance	$—	$—	$378,007	$4,290,036	$—	$—
	Short-Term Incentive	$1,150,000	$—	$—	$—	$1,150,000	$1,150,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$32,358	$—	$—	$166,410	$32,358	$32,358
	Restricted Stock (5)	$136,528	$—	$—	$702,144	$136,528	$136,528
	Performance Award (5)(6)	$157,861	$—	$—	$811,854	$157,861	$157,861
	Performance Restricted Stock (7)	$277,323	$—	$—	$950,820	$277,323	$277,323

	SubTotal	$1,754,069	$—	$378,007	$6,921,264	$1,754,069	$1,754,069

	Benefits
	Steel Pension Plan	$1,864,088	$1,864,088	$2,020,248	$1,864,088	$1,957,559	$1,666,569
	Non Tax-Qualified Pension Plan	$2,144,204	$—	$2,005,976	$2,144,204	$1,544,725	$2,011,988
	Supplemental Pension Program	$9,675,754	$—	$9,673,097	$9,675,754	$8,222,138	$8,711,640
	Supplemental Savings Program	$160,321	$160,321	$160,321	$160,321	$160,321	$160,321
	Universal Life Insurance Protection	$145,861	$145,861	$145,861	$145,861	$145,861	$1,220,000
	Active Medical	$—	$—	$—	$39,186	$—	$—
	Supplemental Retirement Benefit	$—	$—	$—	$2,676,169	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,802,230	N/A	N/A

	SubTotal	$13,990,228	$2,170,270	$14,005,503	$19,522,813	$12,030,604	$13,770,519

	TOTAL	$15,744,297	$2,170,270	$14,383,510	$26,444,077	$13,784,672	$15,524,587

		A	B	C	D	E	F
Executive	Compensation Elements	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability(4)	Death

D. D. Sandman	Severance, Short- & Long-Term
	Cash Severance	$—	$—	$330,476	$4,124,220	$—	$—
	Short-Term Incentive	$950,000	$—	$—	$—	$950,000	$950,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$21,371	$—	$—	$109,908	$21,371	$21,371
	Restricted Stock (5)	$89,597	$—	$—	$460,782	$89,597	$89,597
	Performance Award (5)(6)	$103,818	$—	$—	$533,922	$103,818	$103,818
	Performance Restricted Stock (7)	$127,995	$—	$—	$438,840	$127,995	$127,995

	SubTotal	$1,292,781	$—	$330,476	$5,667,672	$1,292,781	$1,292,781

	Benefits
	Steel Pension Plan	$1,039,553	$1,039,553	$1,073,666	$1,039,553	$1,095,843	$970,931
	Non Tax-Qualified Pension Plan	$1,636,326	$1,636,326	$1,681,604	$1,636,326	$1,161,510	$1,446,729
	Supplemental Pension Program	$3,458,812	$3,458,812	$3,611,430	$3,458,812	$3,057,129	$2,996,168
	Supplemental Savings Program	$401,086	$401,086	$401,086	$401,086	$401,086	$401,086
	Letter Agreement	$447,416	$447,416	$400,371	$447,416	$885,232	$376,513
	Universal Life Insurance Protection	$117,692	$117,692	$117,692	$117,692	$117,692	$1,100,000
	Active Medical	$—	$—	$—	$38,106	$—	$—
	Supplemental Retirement Benefit	$—	$—	$—	$1,191,498	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$—	N/A	N/A

	SubTotal	$7,100,885	$7,100,885	$7,285,850	$8,345,489	$6,718,492	$7,291,426

	TOTAL	$8,393,665	$7,100,885	$7,616,326	$14,013,161	$8,011,273	$8,584,207

		A	B	C	D	E	F
Executive	Compensation Elements	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability(4)	Death

G. R. Haggerty	Severance, Short- & Long-Term
	Cash Severance	$—	$—	$296,127	$3,445,012	$—	$—
	Short-Term Incentive	$975,000	$—	$—	$—	$975,000	$975,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$21,371	$—	$—	$109,908	$21,371	$21,371
	Restricted Stock (5)	$89,597	$—	$—	$460,782	$89,597	$89,597
	Performance Award (5)(6)	$103,818	$—	$—	$533,922	$103,818	$103,818
	Performance Restricted Stock (7)	$127,995	$—	$—	$438,840	$127,995	$127,995

	SubTotal	$1,317,781	$—	$296,127	$4,988,464	$1,317,781	$1,317,781

	Benefits
	Steel Pension Plan	$1,291,265	$1,291,265	$1,394,466	$1,291,265	$1,353,514	$1,172,305
	Non Tax-Qualified Pension Plan	$1,959,828	$—	$2,403,434	$1,959,828	$1,756,734	$1,866,233
	Supplemental Pension Program	$7,635,137	$—	$7,723,246	$7,635,137	$6,394,170	$6,956,873
	Supplemental Savings Program	$288,341	$288,341	$288,341	$288,341	$288,341	$288,341
	Universal Life Insurance Protection	$146,212	$146,212	$146,212	$146,212	$146,212	$990,000
	Active Medical	$—	$—	$—	$27,659	$—	$—
	Supplemental Retirement Benefit	$—	$—	$—	$2,483,767	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,120,353	N/A	N/A

	SubTotal	$11,320,784	$1,725,818	$11,955,699	$15,967,563	$9,938,971	$11,273,751

	TOTAL	$12,638,565	$1,725,818	$12,251,826	$20,956,027	$11,256,752	$12,591,532

		A	B	C	D	E	F
Executive	Compensation Elements	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability(4)	Death

D. H. Lohr	Severance, Short- & Long-Term
	Cash Severance	$—	$—	$224,257	$2,612,101	$—	$—
	Short-Term Incentive	$650,000	$—	$—	$—	$650,000	$650,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$16,104	$—	$—	$82,818	$16,104	$16,104
	Restricted Stock (5)	$68,264	$—	$—	$351,072	$68,264	$68,264
	Performance Award (5)(6)	$78,219	$—	$—	$402,270	$78,219	$78,219
	Performance Restricted Stock (7)	$83,197	$—	$—	$285,246	$83,197	$83,197

	SubTotal	$895,783	$—	$224,257	$3,733,507	$895,783	$895,783

	Benefits
	Steel Pension Plan	$1,400,897	$1,400,897	$1,514,919	$1,400,897	$1,471,397	$1,238,372
	Non Tax-Qualified Pension Plan	$1,323,896	$—	$1,612,214	$1,323,896	$1,142,418	$1,252,220
	Supplemental Pension Program	$5,404,649	$—	$5,454,182	$5,404,649	$4,610,565	$4,785,777
	Supplemental Savings Program	$85,755	$85,755	$85,755	$85,755	$85,755	$85,755
	Universal Life Insurance Protection	$102,036	$102,036	$102,036	$102,036	$102,036	$740,000
	Active Medical	$—	$—	$—	$38,106	$—	$—
	Supplemental Retirement Benefit	$—	$—	$—	$2,174,387	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	2,004,952	N/A	N/A

	SubTotal	$8,317,234	$1,588,688	$8,769,106	$12,549,678	$7,412,170	$8,102,124

	TOTAL	$9,213,017	$1,588,688	$8,993,363	$16,283,185	$8,307,954	$8,997,907

(1)
Consent with respect to each component of pay. Category typically includes retirement pursuant to a retirement plan.

(2)
Cash severance benefits are paid during the layoff period. All other amounts become payable on December 31, 2007, after a 1-year period of layoff, except for Mr. Surma whose amounts become payable on April 30, 2008 when his age and service first qualify him for enhanced pension benefits due to an involuntary termination (not for cause).

(3)
Each participant's age and service is increased by three years for non tax-qualified benefits purposes.

(4)
All amounts become payable on May 31, 2007 under a permanent incapacity pension, 5 months following a disabling event that occurred on December 31, 2006.

(5)
Except in the case of a change in control which will cause the awards to vest at 100 percent, the stock options, restricted stock and performance stock award will vest at a rate of 7/36ths allowing for the seven months of service from June through December 2006.

(6)
Assumes 100 percent of target performance and that vesting occurs, if at all, at the end of each period.

(7)
Performance restricted stock was granted under the 2002 Stock Plan. Except in the case of a change in control (which will cause the awards to vest at 100 percent), we have assumed that the Committee will vest 7/12ths of the portion scheduled to vest in 2007 (seven months in 2006 of the twelve-month period from June 2006 to May 2007).

Discussion of
Compensation
Elements

Cash Severance

No cash severance payments are made with respect to an executive's termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Monthly layoff benefits are payable to executives for up to 12 months (depending on length of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the change in control agreements in the event of a termination in connection with a change in control (Column D) (see "Terminations Scenarios—Change in Control and Termination" above). The payment is made in a lump sum amount equal to three times the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years).

Short-Term Incentive

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death

(Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

While the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a change in control (Column D).

Stock Options

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), a prorated number of an executive's unvested stock options will vest based on the number of complete months worked during the vesting period, subject to the Committee's discretion. The remaining unvested options will be forfeited. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date. Options granted under the 2002 Stock Plan remain exercisable for seven, five, or three years, depending upon the grantee's position at the time of grant, or, if less, until the original expiration date.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C)(regardless of whether the termination is for cause or not for cause), all remaining unvested options are forfeited.

Stock options vest immediately, without regard to continued employment, upon a change in control (Column D). If an executive is terminated for any reason other than cause within three years after a change in control, all options will remain exercisable for the remainder of their term. Unvested stock options will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control (see "Termination Scenarios—Change in Control and Termination" for definition) occurs within twenty-four months following the commencement of the potential change in control period.

Restricted Stock

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), a prorated number of an executive's unvested restricted shares will vest based on the number of complete months worked during the vesting period, subject to the Committee's discretion. The remaining unvested restricted stock will be forfeited.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C)(regardless of whether the termination is for cause or not for cause), all remaining unvested restricted stock is forfeited.

Restricted stock vests immediately upon a change in control (Column D), without regard to employment status. Unvested restricted stock will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Awards

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column

F), the prorated value of the performance awards will vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided in each case that the relevant performance goals are achieved, and subject to the Committee's discretion to reduce or eliminate the award.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C) (regardless of whether the termination is for cause or not for cause), all remaining unvested performance awards are forfeited.

Performance awards vest immediately upon a change in control (Column D), without regard to continued employment, at the higher of 100% of target and actual performance over the abbreviated performance period. Unvested performance awards will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Restricted Stock

Unvested performance restricted stock was granted in 2005 under the 2002 Stock Plan. The performance period for performance measurement purposes was the year 2005 and, in May of 2006, the Committee determined that the performance criteria had been satisfied and that the stock would vest at the rate of 100 percent, subject to the continued employment of the executive on the second and third anniversaries of the grant date. Assuming the executives are employed on May 24, 2007 and May 24, 2008, one-half of the shares will vest on each date. The Stock Plan Officer or the Committee may cause the immediate forfeiture of unvested shares, or could vest all of the unvested shares, after a grantee leaves or retires (Column A). The Committee will make these decisions on a case-by-case basis. For purposes of this analysis, we have assumed that, if the executive leaves with consent (Column A), the Committee will vest, similar to the vesting provisions used under the 2005 Stock Incentive Plan, a pro rata portion of the part of the grant that was next scheduled to vest.

If an executive's employment terminates voluntarily without the Stock Plan Officer's or the Committee's consent or involuntarily (Columns B and C) (regardless of whether the termination is for cause or not for cause), all remaining unvested performance restricted stock are forfeited.

Performance restricted stock vests immediately upon a change in control (Column D), without regard to the executive's employment status. The definition of change in control under the performance restricted stock grants is similar to that used in the change in control agreements and in the other long-term incentive grants.

Unless otherwise decided by the Committee, all shares are forfeited upon termination due to a disability (Column E). Performance restricted shares vest immediately upon termination due to a participant's death (Column F).

Steel Pension Plan

Benefits under the Steel Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the "Pension Benefits" section for a description of the Steel Pension Plan. Benefits under the Steel Pension Plan may be payable under the Non-Qualified Pension Plans to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2006 (Column C), the executive will be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, each of the executives (other than Mr. Surma) will be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2007, after being on layoff for one year (unless they are given a reasonable offer of employment with the Corporation). Mr. Surma will qualify for such an early retirement option on April 30, 2008. The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension.

If the employment of an executive is terminated due to a disability that qualifies as a permanent incapacity on December 31, 2006 (Column E), the executive will be eligible to commence a Permanent Incapacity early retirement option on May 31, 2007, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor—typically his or her spouse—or, if there is no spouse, to the executive's estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive's pension benefit (excluding the survivor and surviving spouse's benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse's benefits as defined in the Steel Pension Plan.

Non Tax-Qualified Pension Plan

Benefits from the Non Tax-Qualified Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B). Refer to the "Pension Benefits" section for a description of the Non Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the Steel Pension Plan before the application of the statutory limitations established by the Internal Revenue Code.

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of the executives (except for Mr. Surma) under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since the executives have at least 15 years of continuous service as of December 31, 2006. Refer to the "Pension Benefits" section for a description of the Supplemental Pension Program. See the paragraph below, "Letter Agreements," for a description of the letter agreement benefits payable to Mr. Surma that are related to the Supplemental Pension Program.

The present value amounts shown for an involuntary termination not for cause (Column C) and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive's estate. The present value amounts shown are equal to the actuarial equivalent of the executive's pension benefit (excluding the surviving spouse's benefits) that would have been payable with Corporation consent if the executive had retired on the date of death.

Supplemental Savings Program

The conditions for a payment of benefits under the Supplemental Savings Program include the attainment of five years of continuous service. Because all named executive officers already meet this condition, this benefit is payable under all termination scenarios.

Letter Agreement

Amounts are payable on behalf of Mr. Surma and Mr. Sandman under their letter agreements under each of the termination of employment scenarios. See "Pension Benefits—Letter Agreements" for a description of their respective letter agreements.

For Mr. Surma, the present value amounts shown for his letter agreement are attributable to the Corporation's recognition of (i) an allocated part of the 15 years of bonus service for purposes of benefit accrual under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program, and (ii) 15 years of eligibility service for purposes of satisfying the 15-year vesting service requirement for benefits under the Supplemental Pension Program. The present value of the amounts payable under the various termination scenarios pursuant to the terms of the letter agreement vary based upon the amounts payable under the above-referenced plans under these scenarios. The pension benefits, so calculated, will be paid by the Corporation and Marathon to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or in the event of his death prior to his retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

For Mr. Sandman, the present value amounts shown for his letter agreement are attributable to (i) the Corporation's consent to pre-age 60 vesting under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program, and (ii) the Corporation's recognition of an additional three years of age and service and a $400 temporary monthly benefit under the Non Tax-Qualified Pension Plan. The present value amounts payable under the various termination scenarios pursuant to the terms of the letter agreement vary based upon the amounts payable under the above-referenced plans under these scenarios.

Universal Life Insurance Protection

Except for Mr. Surma, the amounts shown under each of the termination scenarios other than in the case of death (Column F) represent the present value of the monthly premiums for coverage under the U. S. Steel Variable Universal Life Insurance program that will be paid by U. S. Steel for all months following the termination event until the executive reaches age 62. Since Mr. Surma does not satisfy the requirements for an immediate pension (i.e., age 60 with 15 years of service, or 30 years of service) as of December 31, 2006, universal life insurance premiums would be payable on his behalf for only a three-year period following a change in control. In the case of death (Column F), the values shown in the table represent the death benefit payable under the universal life insurance policy to the executive's named beneficiary or if there is no beneficiary, to his or her estate.

Active Medical

The amount shown for a change in control and termination (Column D) represents the cost of providing 36 months of active employee insurance coverage to the executive.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the change in control agreement (see "Termination Scenarios—Change in Control and Termination", above). The benefit is paid in a lump sum amount representing the difference between the present values of the Enhanced Pension Benefit and the Actual Pension Benefit:

  •
  "Enhanced Pension Benefit" is equal to the Actual Pension Benefit (see below) under the Steel Pension Plan, Non Tax-Qualified Pension Plan and

    Supplemental Pension Program sponsored or maintained by the Corporation, including employment agreements that provide non-qualified defined benefit supplements ("All Pension Plans") as of the date of termination of employment, plus the following enhancements:

  •
  Service—an additional three years are added to the executive's service for purposes of calculating the monthly normal retirement benefit payable at normal retirement age,

  •
  Final Average Pay—is based on the higher of (a) the executive's final average pay used in calculating Actual Pension Benefit or (b) final average pay using the executive's base salary in effect immediately prior to the Applicable Event (see definition under "Termination Scenarios—Change in Control and Termination", above) and, to the extent short-term incentive payment is considered in the calculation of pension benefits, the higher of (i) an executive's current target short-term incentive payment, or if higher, the executive's target short-term incentive payment immediately prior to the Applicable Event and (ii) the average of the executive's short-term incentive payments for the prior three years, or if higher, the three years prior to the Applicable Event,

  •
  Early Commencement Factors—an additional three years are added to age and service and, if the executive satisfies the Rule-of-65 or 70/80 retirement options under All Pension Plans using these additional three years, the executive is eligible to commence an immediate pension under such retirement option, and

  •
  Full Vesting—accrued benefits under All Pension Plans are deemed to be vested or, to the extent not vested, paid as an additional benefit.

  •
  "Actual Pension Benefit" equals the sum of the monthly pension benefits payable under All Pension Plans as of the date of termination of employment.

Outplacement Services

In the event of a termination in connection with a change in control (Column D), the change in control agreements provide for the payment of reasonable outplacement services (two year maximum) for all terminations following an Applicable Event.

Excise Tax Gross-Up

The severance agreements provide for a gross-up payment to cover Internal Revenue Code section 4999 excise taxes imposed on an executive as a result of the receipt of compensation under a change in control termination scenario (Column D). Absent a termination of employment, the gross-up payment for excise taxes will be made following the receipt of compensation that triggers an excise tax liability for the executive only if a 409A Change in Control (see the definition under "Termination Scenarios—Change in Control and Termination," above) occurs. A change in control that triggers the acceleration of long-term incentive awards by their terms could result in an excise tax liability for the executive. The severance agreements provide for the reimbursement of this liability by the Corporation, and this is the only benefit under these agreements that could be paid without a corresponding termination.

Section 16(a) Beneficial Ownership Reporting Compliance

No U. S. Steel director or officer or other person subject to Section 16 of the Securities Exchange Act of 1934 failed in 2006 to file on a timely basis any reports required by Section 16(a) of such act, with the exception of Mr. Lipton who filed one late Form 4, covering three transactions.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-433-4801 or write to us at U. S. Steel Shareholder Services, Room 611, 600 Grant Street, Pittsburgh, PA 15219-2800. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, annual and quarterly reports on Forms 10-K and 10-Q, and this proxy statement are available on our website, www.ussteel.com, and are also available in print to any shareholder who requests them. By referring to these documents we do not intend to incorporate the contents of the website into this document.

By order of the Board of Directors,

Craig D. Mallick

Secretary

March 9, 2007

United States Steel Corporation	You may vote	A)	By completing the proxy card attached below and returning it in the enclosed envelope, or
2007 ANNUAL MEETING OF STOCKHOLDERS		B)	By toll-free telephone call, or
ATTENDANCE CARD		C)	On the Internet

(SHAREHOLDER NAME)	TO VOTE BY TELEPHONE OR INTERNET USE THE
INFORMATION PROVIDED BELOW.
You are invited to attend the Annual Meeting of Stockholders on
April 24, 2007. The Meeting will be held at the U. S. Steel Tower, 33rd			VOTING#
Floor, 600 Grant Street, Pittsburgh, PA 15219 at 10:00 AM Eastern
Time. Use of this attendance card is for our mutual convenience	BY TELEPHONE		BY INTERNET
and your right to attend the meeting without this attendance card is	Toll-free 1-888-216-1303		https://www.proxyvotenow.com/uss
not affected upon presentation of identification.

Attached below is your 2007 Proxy Card.	Have this card available when you call or visit the Internet site and simply follow the instructions provided there.
Craig D. Mallick
Secretary	Voting is available 24 hours a day, 7 days a week. Votes will not be processed after 6:00 AM on April 24, 2007.

For the personal use of the named stockholder(s) - not transferable.	Do NOT return the proxy card if you have voted by telephone
Please present this card at registration desk upon arrival.	or Internet.

Please also bring a photo ID with you for admission to the building.

The undersigned hereby appoint(s) John P. Surma and Seth E. Schofield, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 24, 2007 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as follows:

Proposals of the Board of Directors —	The directors recommend a vote “FOR”

Proposal No. 1—Election of directors—Nominees:	(01) Robert J. Darnall,	(02) John G. Drosdick,	(03) Charles R. Lee,	For all nominees ---> ☐	WITHHOLD AUTHORITY ---> ☐
	(04) Jeffrey M. Lipton,	(05) Glenda G. McNeal,	(06) Patricia A. Tracey	(except as indicated)	to vote for ALL nominees

(To withhold authority to vote for any individual nominee strike out that nominee’s name.)

Proposal No. 2—Election of PricewaterhouseCoopers LLP as independent registered public accounting firm	FOR ---> ☐	AGAINST ---> ☐	ABSTAIN ---> ☐

AVOTING# ☐☐☐☐☐☐☐ - ☐☐☐☐☐☐☐ - ☐☐☐☐☐☐☐☐☐☐☐ ☐	Signature(s)

00001 P 0001 S 0001
**********AUTO** 5-DIGIT 07470		Dated	2007
(SHAREHOLDER NAME)
(SHAREHOLDER ADDRESS 1)	Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.
(SHAREHOLDER ADDRESS 2)
(SHAREHOLDER ADDRESS 3)
(SHAREHOLDER ADDRESS 4)	This proxy is solicited by the Board of Directors and represents your holdings of United States Steel Corporation Common Stock. Unless otherwise marked, the proxies will vote FOR Proposals 1 and 2.

QuickLinks

Notice of Annual Meeting of Stockholders on April 24, 2007
Proxy Statement
The Board of Directors and its Committees
Compensation of Directors
Director Compensation
Communications from Security Holders and Interested Parties
Policy With Respect To Related Person Transactions
Proposals of the Board
Information Regarding the Independence of the Independent Registered Public Accounting Firm
Audit & Finance Committee Report
Security Ownership of Certain Beneficial Owners
Security Ownership of Directors and Executive Officers
Compensation & Organization Committee Report
Executive Compensation
Compensation Discussion & Analysis
Grants of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control